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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

GLOBAL POWER EQUIPMENT GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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GLOBAL POWER EQUIPMENT GROUP INC.
400 East Las Colinas Boulevard, Suite 400
Irving, Texas 75039

Dear Stockholder of Global Power Equipment Group Inc.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Global Power Equipment Group Inc. (the "Company," "us" or "our"). The meeting will be held on Thursday, May 1, 2014 beginning at 9:00 a.m. local time, at the offices of the Company located at 400 East Las Colinas Boulevard, Irving, Texas, 75039.

        Information about the meeting, nominees for election as directors and our other proposals are presented in the following Notice of Annual Meeting of Stockholders and proxy statement. At the meeting, management will make a presentation followed by a question and answer period.

        The Company is pleased to announce that we are taking advantage of the Securities and Exchange Commission's "notice and access" proxy rule, which allows companies to furnish proxy materials via the Internet as an alternative to the traditional approach of mailing a printed set to each stockholder. We believe this will allow us to continue to provide stockholders with the proxy materials they need while reducing printing and postage costs associated with delivery and reducing the environmental impact of the annual meeting. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to all stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy statement and annual report to stockholders, as well as how to vote either online or in person at the annual meeting.

        It is important that your shares are represented at the annual meeting. Accordingly, please vote as soon as possible. I express our appreciation for your continued interest in the affairs of the Company. We look forward to your participation in the annual meeting.

/s/ LUIS MANUEL RAMÍREZ Luis Manuel Ramírez President and Chief Executive Officer
Irving, Texas March 20, 2014

GLOBAL POWER EQUIPMENT GROUP INC.
400 East Las Colinas Boulevard, Suite 400
Irving, Texas 75039

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 1, 2014

        The Annual Meeting of Stockholders (the "Annual Meeting") of Global Power Equipment Group Inc. (the "Company," "us" or "our") will be held on Thursday, May 1, 2014 at the offices of the Company located at 400 East Las Colinas Boulevard, Irving, Texas, 75039 at 9:00 a.m. local time for the following purposes:

  1.
  to elect six directors of the Board of Directors to serve until the next annual meeting or until their successors have been duly elected and qualified;

  2.
  to ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for 2014;

  3.
  to consider an advisory vote on the compensation of our named executive officers; and

  4.
  to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Only stockholders of record at the close of business on March 6, 2014 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company's headquarters located at 400 East Las Colinas Boulevard, Suite 400, Irving, Texas 75039, during ordinary business hours, for ten days prior to the Annual Meeting.

        Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders to be held on May 1, 2014. This year, instead of mailing a printed copy of our proxy materials, including the Company's Annual Report to Stockholders for the year ended December 31, 2013, to each stockholder of record, we have decided to provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on March 20, 2014, we began mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to all stockholders of record as of March 6, 2014, and posted our proxy materials on the website referenced in the Notice (http://materials.proxyvote.com/37941P). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

        If you received a printed copy of the materials, we have enclosed a copy of the Company's Annual Report to Stockholders for the year ended December 31, 2013 with this notice and proxy statement.

        To make it easier for you to vote, Internet voting is available. The instructions on the Notice describe how to use this service. Of course, if you prefer, you can vote by telephone or by mail by requesting a printed copy of the proxy materials and following the instructions on the proxy card to vote by telephone, or completing your proxy card and returning it in the accompanying envelope. No postage is required if your proxy card is mailed in the United States. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. We urge you to vote your proxy promptly by Internet, telephone or mail, whether or not you plan to attend the Annual Meeting in person. If you do attend the Annual Meeting in person, you may withdraw your proxy and vote personally on all matters brought before the Annual Meeting.

        Your vote is very important.    Whether or not you plan to attend the Annual Meeting, please vote via the Internet by following the instructions on the Notice or, if you received a printed set of materials by mail, vote by telephone by following the instructions on your proxy card or complete and return your proxy card. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person. Proxies are being solicited on behalf of the Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ TRACY D. PAGLIARA Tracy D. Pagliara Chief Administrative Officer, General Counsel and Secretary
Irving, Texas March 20, 2014

i

GLOBAL POWER EQUIPMENT GROUP INC.

400 East Las Colinas Boulevard, Suite 400

Irving, Texas 75039

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2014

GENERAL INFORMATION

        These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of Global Power Equipment Group Inc., a Delaware corporation (the "Company," "us" or "our"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 1, 2014 at the offices of the Company located at 400 East Las Colinas Boulevard, Irving, Texas, 75039 at 9:00 a.m. local time, and at any adjournments or postponements of the Annual Meeting. This proxy statement is first being made available to stockholders on or about March 20, 2014. For directions to the meeting, please call 1-214-574-2700.

PURPOSE OF MEETING

        The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

        Only holders of our common stock ("Common Stock") are entitled to vote at the Annual Meeting. At the close of business on March 6, 2014, the record date for determining the holders of Common Stock entitled to vote at the Annual Meeting (the "Record Date"), there were 17,063,000 shares of Common Stock outstanding. Each holder of a share of Common Stock is entitled to one vote per share. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

        Our bylaws provide that the holders of a majority of the votes represented by the Common Stock issued and outstanding, and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Voting of Shares

        Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for or withhold for each of the nominees for director, and whether your shares should be voted for, against or abstain with respect to each of the other proposals. Voting by proxy will not affect your right to attend the Annual Meeting.

        If your shares are registered directly in your name through our stock transfer agent, Computershare, or you have stock certificates, you may vote:

  •
  By Internet.  Follow the instructions on the Notice to vote by Internet.

  •
  By telephone or by mail.  If you received a printed version of these proxy materials, follow the instructions on the enclosed proxy card to vote by telephone, or complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by the Board.

  •
  In person at the meeting.  If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

        If your shares are held in "street name" (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares. If you received a printed version of these proxy materials, you should have received a voting instruction form from your broker or nominee that holds your shares. For shares held in street name, follow the instructions contained in the Notice or voting instruction form to vote by Internet, telephone or mail. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials as instructed by the Notice. If you want to vote your shares in person at the Annual Meeting, contact the bank, broker or other nominee who holds your shares to obtain a broker's proxy card and bring it with you to the Annual Meeting. You will not be able to attend the Annual Meeting unless you have a proxy card from your broker. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information.

        If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not vote by Internet or telephone, return your proxy card or vote at the Annual Meeting as described above, but, if you properly submit your proxy card without giving specific voting instructions, your shares will be voted in accordance with the Board's recommendations as specified below. The Company knows of no other matters to be presented at the Annual Meeting. However, if any other matters are properly presented, the proxy holders will be authorized to vote the shares represented by proxies according to their best judgment. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at our principal executive office before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

        If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee has the authority, even if it does not receive instructions from you, to vote your unvoted shares for Proposal 2, the ratification of our independent registered public accounting firm, but does not have authority to vote your unvoted shares for Proposal 1, the election of nominees to the Board or Proposal 3, the advisory vote on compensation of our named executive officers. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a "broker non-vote." Please note that if your shares are held of record by a broker, bank or other nominee and if you provide instructions to that nominee on a form received from the nominee, you may revoke or change your voting instructions only by contacting the nominee who holds your shares. You may not vote in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank or other nominee. In such event, your attendance at the Annual Meeting will not, by itself, revoke prior voting instructions.

Solicitation of Proxies

        We will pay all of the costs of soliciting these proxies. Our employees may, without additional compensation, solicit proxies by mail, e-mail, facsimile, in person or by telephone or other forms of telecommunication. If your shares are held in "street name" (held in the name of a bank, broker or other nominee) and you have requested printed versions of these materials, we have requested that your bank, broker or other nominee forward this proxy statement to you and obtain your voting instructions. The Company may reimburse these persons for their expenses in so doing. Proxies are solicited to give all record holders of Common Stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting.

 PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Six directors are being nominated for re-election to the Board of Directors by the holders of our Common Stock (the "Nominees"). These directors are Luis Manuel Ramírez, Charles Macaluso, Carl Bartoli, Terence J. Cryan, Michael E. Salvati and Frank E. Williams, Jr. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our present Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director.

        Our bylaws provide that the size of the Board shall be fixed by the directors, with a minimum of two directors. The Board's size is currently fixed at seven directors. All directors are elected annually. As previously disclosed, Eugene I. Davis, a current member of the Board of Directors, informed the Board that he will not stand for re-election at the Annual Meeting when his term expires. Therefore, effective upon election of the Board at the Annual Meeting, Mr. Davis will no longer be a member of the Board of Directors or any committee thereof. At such time, the Board has determined that the size of the Board will decrease to six to eliminate the vacancy.

Nominees for Directors

        Set forth below are the name, age, position of and biographical information about each Nominee, as of the date of this proxy statement.

Nominees	Age	Position(s) and Office(s) Held with the Company
Luis Manuel Ramírez	47	President, Chief Executive Officer and Director
Charles Macaluso	70	Chairman of the Board and Director
Carl Bartoli	75	Director
Terence J. Cryan	51	Director
Michael E. Salvati	61	Director
Frank E. Williams, Jr.	79	Director

        Luis Manuel Ramírez has served as our President, Chief Executive Officer and Director since July 1, 2012.

        Mr. Ramírez previously served 12 years with General Electric ("GE"), most recently as Chief Executive Officer of GE Energy Industrial Solutions, a more than $3 billion global electrical products and services business operating in over 60 countries. In 2012, he was named one of the Top 100 Movers and Shakers of the Smart Grid by Greentechmedia.com, and has also held a variety of leadership roles in industry associations. Prior to his employment with GE, Mr. Ramírez worked for more than a decade in a number of technology, financial and business roles with Siemens. Mr. Ramírez is also a member of the National Association of Corporate Directors.

        Mr. Ramírez received his Bachelor's degree in Computer Information Systems, with a minor in Business Administration, from DeVry Institute of Technology, Atlanta, GA, and participated in the Executive Advanced Management Certificate Program at Duke University, Durham, NC.

        Director Qualifications.    Mr. Ramírez has comprehensive knowledge of the power generation and energy industry. He brings with him a career of experience and understanding in the businesses in which we engage. In addition to his breadth of knowledge in the industry, Mr. Ramírez also has significant executive management experience. Prior to joining us, Mr. Ramírez served as the Chief Executive Officer of GE Energy Industrial Solutions.

        Charles Macaluso has served as Chairman of our Board of Directors since January 2008. Since 1998, Mr. Macaluso has been a principal of Dorchester Capital LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts.

        Mr. Macaluso currently serves as a director of the following public companies: Darling International Inc., where he serves as chairman of its nominating and corporate governance committee, and Pilgrim's Pride Corporation, where he serves on the audit committee. During the past five years, Mr. Macaluso also served as a director of Elder-Beerman Stores Corp, FLAG Telecom Group Limited and Global Crossing Limited. Mr. Macaluso is also a member of the National Association of Corporate Directors.

        Director Qualifications.    Mr. Macaluso has had a career focused on operational assessment, strategic planning, crisis management and turnaround advisory services, most recently with Dorchester Capital LLC. Dorchester Capital also has a significant commitment to representing the interests of investor groups as a member of the boards of directors at a diverse array of companies, and Mr. Macaluso brings with him a strong commitment to stockholders' interests. He also has extensive executive and financial expertise. In addition, Mr. Macaluso brings significant board expertise, including service as Chairman on a number of public and private company boards and committees.

        Carl Bartoli has served as our Director since January 2008. Mr. Bartoli previously served as President and Chief Executive Officer of Foster Wheeler USA Corporation and Executive Vice President of Foster Wheeler International Corporation for 13 years. As President and Chief Executive Officer of Foster Wheeler USA Corporation, he was responsible for the Process Plant Division, the Fire Heater Division, Foster Wheeler Constructors Corporation and Foster Wheeler Environmental Corporation. This followed a career in project and construction management at ABB Lummus Global (now CB&I/Lummus) and M.W. Kellogg Company (now KBR, Inc.) covering virtually all facets of the engineering, procurement, and construction of power generation, process, pharmaceutical and infrastructure facilities.

        Since his retirement from Foster Wheeler, Mr. Bartoli has established and serves as President of C. Bartoli Consultants, LLC serving the utility and process industry in the development and execution of capital projects. He has also participated in the preparation of strategic plans, organizational restructuring and acquisition due diligence of engineering and construction firms. Mr. Bartoli has been affiliated with the Construction Industry Institute (CII), a research organization serving the engineering and construction industry, as a member of the Board of Advisors and Executive Committee. Mr. Bartoli is also a member of the National Association of Corporate Directors.

        Mr. Bartoli holds a Master of Science degree in Mechanical Engineering from Columbia University and a Bachelor of Science degree in Mechanical Engineering from Fairleigh Dickinson University.

        Director Qualifications.    Mr. Bartoli is an engineering and construction business executive with over 35 years of domestic and international experience in the process and utility industry. His experience covers all facets of the engineering and construction industry, including project management, project development, senior line management and executive P&L positions. Mr. Bartoli has also served on the boards of directors of a number of Foster Wheeler Corporation affiliated companies. Since his retirement from Foster Wheeler and the establishment of C. Bartoli Consultants, LLC, he has participated in many consulting assignments for the power generation, process and energy industries. He is also a consultant leader with the Gerson Lehrman Group in the energy and industrials sector and is an advisor to Anellotech, Inc., a company developing a cellulosic biomass conversion technology for the production of petrochemicals, and Sundrop Fuels, Inc., a gasification-based advanced biofuels company.

        Terence J. Cryan has served as our Director since January 2008. Mr. Cryan has over 20 years of international business experience as an investment banker based in both the United States and Europe.

In 2001, Mr. Cryan co-founded Concert Energy Partners, an investment banking and private equity firm based in New York City, and continues to serve as Managing Director. He also served as President and Chief Executive Officer of Medical Acoustics LLC from 2007 through 2010. Prior to 2001, Mr. Cryan was a Senior Managing Director in the Investment Banking Division at Bear Stearns.

        Earlier in his career, Mr. Cryan served as a Managing Director, Energy & Natural Resources Industry Group and member of the Investment Banking Operating Committee at Paine Webber. Mr. Cryan joined Paine Webber following its acquisition of Kidder, Peabody in 1994.

        Mr. Cryan has been an adjunct professor at the Metropolitan College of New York Graduate School of Business and serves as a director of a number of international companies, including public companies such as Uranium Resources, Inc. (October 2006 to present) and Ocean Power Technologies Corporation (October 2012 to present). During the past five years, Mr. Cryan also served as a director of The Providence Service Corporation (May 2009 to May 2011) and Gryphon Gold Corporation (August 2009 to December 2012). Mr. Cryan is also a frequent speaker at finance and energy industry gatherings. Mr. Cryan is also a member of the National Association of Corporate Directors.

        Mr. Cryan holds a Master of Science in Economics from the London School of Economics and a Bachelor of Arts degree from Tufts University.

        Director Qualifications.    Mr. Cryan possesses extensive expertise in financings, mergers and acquisitions. He also has a broad energy industry background and executive-level experience. Mr. Cryan has over 20 years of experience in international business as an investment banker in the United States and Europe. As a co-founder of Concert Energy Partners and as former Managing Director, Energy & Natural Resources Industry Group at Paine Webber, Mr. Cryan has in depth knowledge of the energy industry. In addition, Mr. Cryan brings extensive board-level experience, serving on the boards of a number of international companies.

        Michael E. Salvati has served as our Director since August 2011. Since December 2000, Mr. Salvati has been President at Oakridge Consulting, Inc., which provides interim management, management consulting and corporate advisory services to companies ranging in size from start-ups to multinational corporations. From February 2004 to May 2004, Mr. Salvati served as Chief Financial Officer of AMI Semiconductor, Inc. From September 1998 to February 2000, Mr. Salvati was Executive Vice President—Chief Operating Officer of National Financial Partners, Corp. From June 1996 to June 1998, Mr. Salvati was Chief Financial Officer of Culligan Water Technologies, Inc., where he oversaw the completion of nearly 50 acquisitions over a period of 18 months. Mr. Salvati was a partner at KPMG Peat Marwick LLP from 1990 to 1996.

        Mr. Salvati is a Certified Public Accountant and member of the American Institute of Certified Public Accountants, Illinois CPA Society. He currently serves as a member of the board of directors and Chair of the Audit Committee and member of the Compensation Committee of Apollo Commercial Real Estate Finance Inc., positions he has held since September 2009. Mr. Salvati's previous board memberships include Things Remembered, Inc., Lazydays, Inc., NCH Nu World Marketing, Ltd., Coho Energy, Inc., Prime Succession, Inc., and Castle Holdco 4, Ltd. Mr. Salvati is also a member of the National Association of Corporate Directors.

        Mr. Salvati received a Bachelor of Science degree in Microbiology and a Master of Science degree in Accounting from the University of Illinois at Champaign-Urbana.

        Director Qualifications.    Mr. Salvati has significant experience in the area of corporate advisory services, with an emphasis on strategic planning, capital structure and mergers and acquisitions. In his prior executive positions he was directly responsible for managing acquisition-led growth within the relevant companies which are skills that we believe bring value to the Company. Mr. Salvati's service on multiple public and private company boards over the last twelve years provides us with valuable insights into many of the issues that we face, and useful perspectives in relation to compensation and corporate governance matters. Mr. Salvati, as a former auditor, has significant experience and expertise in finance, controls, accounting and audit matters.

        Frank E. Williams, Jr . has served as our Director since October 2009. Since 1969, Mr. Williams has served as Chairman and principal owner of Williams Enterprises of Georgia, Inc., a holding company controlling six subsidiaries active in various facets of the steel industry. Since 1995, he has also served as Chairman, Chief Executive Officer, and a 50 percent owner of Bosworth Steel Erectors, Inc. of Dallas, Texas, an erector of steel products in the Southwestern United States and as Chairman and a major shareholder of Willfab, Inc., a structural steel fabricator located in Cherokee County, Georgia. Mr. Williams is the Managing Partner and principal owner of Industrial Alloy Fabricators, LLC of Richmond, Virginia, a fabricator of alloy plate products for the pulp and chemical industries.

        Mr. Williams also previously served on the Board of Directors of Diamondhead Casino Corporation, a public company.

        Mr. Williams has served as Chairman and Chief Executive Officer of the Gulf States Steel Reorganization Group. He has been appointed by bankruptcy courts as an official representative serving in a pro bono capacity on behalf of investors and debt holders of public companies in bankruptcy and he represented holders of our equity securities during our bankruptcy in 2007 and 2008. Mr. Williams is also a member of the National Association of Corporate Directors.

        Mr. Williams holds a Bachelor of Civil Engineering degree from the Georgia Institute of Technology.

        Director Qualifications.    Mr. Williams has over 53 years of experience in the steel industry. His in-depth experience and knowledge covers all facets of the steel industry, including steel fabrication and erection and fabrication of alloy plate products for the pulp and chemicals industries. Mr. Williams is the principal owner of Williams Enterprises of Georgia, Inc., a holding company controlling six subsidiaries active in various facets of the steel industry. In addition to his extensive knowledge of our industry, Mr. Williams brings significant public company experience.

        Each of Messrs. Ramírez, Macaluso, Bartoli, Cryan, Williams and Salvati was recommended for nomination by the Nominating and Corporate Governance Committee, and was nominated for election by the full Board of Directors. Messrs. Macaluso, Bartoli and Cryan were appointed as our directors by the Bankruptcy Court upon our emergence from bankruptcy in January 2008. The Board appointed Mr. Williams as a director in October 2009. Mr. Salvati was recommended for nomination by a non-management director and was appointed as a director in August 2011. The Board appointed Mr. Ramírez as a director in July 2012 simultaneously with his employment as our President and Chief Executive Officer. All of our directors were re-elected for new one year terms at our Annual Meeting of Stockholders held on May 8, 2013.

Vote Required

        The directors will be elected by a plurality of the votes cast by holders of the Company's Common Stock. The six nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted as having been voted for purposes of election of directors. Stockholders may not cumulate votes in the election of directors.

Recommendation of the Board of Directors

The Board recommends a vote FOR the election of each of the nominees.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

        Our Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require its approval, our Board of Directors provides advice and counsel to, and ultimately monitors the performance of, our senior management.

Board Leadership Structure and Committee Composition

        The Board of Directors takes a flexible approach to the issue of whether the offices of Chairman and Chief Executive Officer ("CEO") should be separated or combined. This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman. Currently, the Company has separated the position of Chairman of the Board and Chief Executive Officer since the Company emerged from bankruptcy in January 2008. We believe that this is the appropriate leadership structure, as it permits our Chief Executive Officer, Mr. Ramírez, to focus his attention on running the business and developing corporate strategy, while our Chairman of the Board, Mr. Macaluso, provides independent leadership to the Board of Directors in performing its advisory, governance and oversight functions.

        The Board of Directors has three (3) standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

        The current membership of the standing committees is as follows:

Board Member	Audit	Compensation	Nominating/ Corporate Governance
Luis Manuel Ramírez
Charles Macaluso	X		X
Carl Bartoli		X	X
Terence J. Cryan		Chairman	Chairman
Eugene I. Davis		X
Michael E. Salvati	Chairman		X
Frank E. Williams, Jr.	X	X

        Audit Committee.    The Audit Committee assists the Board of Directors in overseeing our accounting and financial reporting processes and the audits of our consolidated financial statements and our internal control over financial reporting, including monitoring the integrity of our financial statements and the independence and performance of our independent registered public accounting firm. The Audit Committee appoints and oversees an independent registered public accounting firm to audit our financial statements and our internal control over financial reporting. In addition, the Audit Committee approves the scope of the annual audits and fees to be paid to our independent registered public accounting firm. The Audit Committee held four (4) meetings during 2013.

        The Audit Committee regularly reviews and reassesses the adequacy of its Audit Committee Charter. A copy of the current Audit Committee Charter is available under the heading "Corporate Governance" of the Investor Relations section of our website at http://www.globalpower.com/.

        Our Board of Directors has determined that:

  •
  Messrs. Salvati and Williams each qualifies as an "audit committee financial expert," as defined by Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

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  each member of the Audit Committee:

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  is independent as defined in applicable rules of the NASDAQ Stock Market ("Nasdaq"),

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  meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act,

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  has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and

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  is able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement.

        Compensation Committee.    The Compensation Committee reviews the performance of our executive officers, establishes compensation programs for the executive officers (including salary and short and long-term incentive programs) and reviews the overall compensation programs of the Company. The Compensation Committee also administers our stock incentive plans and awards. During 2013, the Compensation Committee held seven (7) meetings.

        The Compensation Committee regularly reviews and reassesses the adequacy of its Compensation Committee Charter. A copy of the current Compensation Committee Charter is available under the heading "Corporate Governance" of the Investor Relations section of our website at http://www.globalpower.com/.

        The CEO, Chief Financial Officer, General Counsel and Chief Human Resources Officer of the Company generally attend portions of Compensation Committee meetings and provide input to the Compensation Committee with respect to issues affecting compensation, key responsibilities, corporate objectives and equity plan management and compliance. As discussed in the "Compensation Discussion and Analysis" section beginning on page 18 below, the CEO makes recommendations to the Compensation Committee regarding the compensation of our executives and participates in discussions of such compensation. From time to time, other members of management and Company personnel may attend Compensation Committee meetings to provide presentations and where subject matters involving their expertise are discussed. No member of management is present during discussions of his or her performance or compensation, and no member of management (including the CEO) is present during deliberations and voting with respect to the CEO's performance or compensation.

        The Compensation Committee may, in its sole discretion, select, retain and obtain, at our expense, the advice of independent compensation consultants. The Compensation Committee has the authority to set the compensation and oversee the work of the compensation consultant. In 2013, the Compensation Committee appointed Meridian Compensation Partners ("Meridian") to provide it with advice in connection with our 2013 compensation program, as further described below under "Compensation Discussion and Analysis—Compensation Peer Group." The Compensation Committee has re-appointed Meridian to serve as its independent consultant in connection with our 2014 compensation program. Meridian reports directly to the Committee and serves at the sole discretion of the Committee. It does not perform any other services for the Company. The Compensation Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the consulting firm from providing independent advice to the Compensation Committee.

        The Compensation Committee also may, in its sole discretion, retain and obtain, at our expense, the advice and assistance of outside counsel and such other advisors as it deems necessary.

        The Compensation Committee Charter provides that the Compensation Committee may delegate its authority to one or more subcommittees. As of the date of this proxy statement, the Compensation Committee has not delegated such authority.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee of the Board of Directors (the "Nominating and Corporate Governance Committee") oversees the nomination of directors for service on the Board of Directors and its committees, reviews and considers developments in corporate governance practices, and recommends to the Board of Directors policies and procedures with respect to corporate governance. During 2013, the Nominating and Corporate Governance Committee held three (3) meetings.

        The Nominating and Corporate Governance Committee regularly reviews and reassesses the adequacy of its Nominating and Corporate Governance Committee Charter. A copy of the current Nominating and Corporate Governance Committee Charter is available under the heading "Corporate Governance" of the Investor Relations section of our website at http://www.globalpower.com/.

Director Independence

        Our Board of Directors has reviewed the criteria for determining the independence of our directors under Nasdaq and Securities and Exchange Commission ("SEC") rules. It has affirmatively determined that each of Messrs. Macaluso, Bartoli, Cryan, Davis, Salvati and Williams is independent under such criteria. Accordingly, during 2013 and continuing through the date of this proxy statement, our Board of Directors has been comprised of a substantial majority of directors who qualify as independent directors under the rules adopted by the SEC and Nasdaq. As previously disclosed, Mr. Davis has decided not to stand for re-election at the Annual Meeting, and therefore, effective as of the date of the Annual Meeting, Mr. Davis will no longer be a member of the Board of Directors or any committee thereof.

        In considering the independence of our directors, the Board of Directors specifically addressed those matters disclosed in "Certain Relationships and Related Transactions," beginning on page 48 below. Except as disclosed in that section, there were no specific transactions, relationships or arrangements that were considered by the Board of Directors in determining the independence of any of our directors.

Board's Role in Risk Oversight

        The Board of Directors as a whole has ultimate responsibility for risk oversight and the standing committees of the Board of Directors assist in fulfilling this responsibility. In particular, the Audit Committee oversees risk management in the areas of internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance. The Audit Committee also reviews with management our policies and practices with respect to risk assessment and management, and our exposure to material financial risk and management's efforts to monitor and control such exposure. The Compensation Committee oversees our compensation programs and reviews the conduct incented by those programs, including the impact on risk-taking by our executive officers and employees, as further described under "Compensation Discussion and Analysis—Risk Assessment" beginning on page 29 below. The Nominating and Corporate Governance Committee oversees the organization, membership and structure of our Board of Directors and our corporate governance practices. The committee members regularly report to the full Board of Directors on material developments in their areas of oversight.

Board Nomination Process

        The Nominating and Corporate Governance Committee believes that members of the Company's Board must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company and monitor the Company's adherence to principles of sound corporate governance. The Nominating and Corporate Governance Committee has identified certain threshold criteria for Board nominees.

However, the Nominating and Corporate Governance Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate's credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

  •
  Integrity.  All candidates must be individuals of personal integrity and ethical character, and who value and appreciate these qualities in others.

  •
  Absence of Conflicts of Interest.  Candidates should not have any interests that would materially impair his or her ability to: (i) exercise independent judgment; or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

  •
  Fair and Equal Representation.  Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

  •
  Oversight.  Candidates are expected to have sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role.

  •
  Expertise.  Each candidate should possess professional and personal experiences and expertise relevant to the Company's purpose, mission, and strategy.

  •
  Business Understanding.  Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company. These include: contemporary governance concerns; regulatory obligations of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

  •
  Available Time.  Candidates must have, and be prepared to devote, adequate time to the Board and its committees. It is expected that each candidate will be available to participate fully in Board activities including attendance at, and active participation in, meetings of the Board and any committees on which the candidate will serve, as well as the Company's Annual Meeting of Stockholders. Candidates shall be responsible for the management of other business and professional commitments, including service on the boards of other companies, so as not to interfere with or materially limit his or her ability to meet such Board and committee obligations.

  •
  Exceptions.  Under exceptional and limited circumstances, the Nominating and Corporate Governance Committee may approve the candidacy of a nominee who does not satisfy all of these requirements if it believes the service of such nominee is in the best interests of the Company and its stockholders.

  •
  Corporate Governance Guidelines.  Each candidate shall comply with the requirements set forth in the Corporate Governance Guidelines of the Company.

  •
  Additional Qualifications.  In approving candidates for election as director, the Committee will also assure that:

  •
  at least a majority of the directors serving at any time on the Board are independent, as defined under the rules of Nasdaq;

  •
  at least three of the directors satisfy the financial literacy requirements required for service on the audit committee under the rules of Nasdaq;

  •
  at least one of the directors qualifies as an audit committee financial expert under the rules of the SEC;

    •
    at least some of the independent directors have experience as senior executives of a public or substantial private company; and

    •
    at least some of the independent directors have general familiarity with an industry in which the Company conducts a substantial portion of its business or in related industries.

        The Nominating and Corporate Governance Committee also will consider properly submitted stockholder candidates for membership on the Board of Directors. Any stockholder of the Company wishing to submit a candidate for the Nominating and Corporate Governance Committee's consideration must provide a written notice recommending the candidate to the Corporate Secretary of Global Power Equipment Group Inc. at 400 East Las Colinas Boulevard, Suite 400, Irving, Texas 75039, by email to corporatesecretary@globalpower.com (with a confirmation copy sent by mail) or by fax to 1-214-574-2712 (with a confirmation copy sent by mail).

        The written notice must be timely submitted and include required information in accordance with the Company's bylaws (see "Stockholder Proposals For 2015 Annual Meeting" below for more information). Candidates recommended by our stockholders will be evaluated against the same criteria and under the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Board Meetings

        The Board held eight (8) meetings during 2013. With the exception of the absence of one director at one meeting of the Board and one meeting of the Compensation Committee, each director serving on the Board in 2013 attended 100% of the meetings of the Board and committees on which he served. Each director is expected to devote the time necessary to appropriately discharge his responsibilities and to rigorously prepare for and attend and participate in all Board meetings and meetings of Board committees on which he serves.

Annual Meetings of Stockholders

        Pursuant to our corporate governance guidelines and director nominations policy, directors are expected to attend the Annual Meeting of Stockholders. All of our directors attended the Annual Meeting of Stockholders held in May 2013 in person, with the exception of Mr. Davis.

Code of Business Conduct and Ethics

        Our Board of Directors has adopted a Code of Business Conduct and Ethics, which outlines the principles of legal and ethical business conduct under which the Company does business. The Code of Business Conduct and Ethics is applicable to all of our directors, officers and employees. The Code of Business Conduct and Ethics is available under the heading "Corporate Governance" of the Investor Relations section of our website at http://www.globalpower.com/. Upon request to our Secretary, the Company will provide a copy of the Code of Business Conduct and Ethics free of charge. Any substantive amendment of the Code of Business Conduct and Ethics, and any waiver of the Code of Business Conduct and Ethics for executive officers or directors, will be made only after approval by our Board of Directors or a committee of the Board, and will be disclosed on our website. In addition, any such waiver will be disclosed within four days on a Form 8-K filed with the SEC if then required by applicable rules and regulations.

Communication with the Board of Directors

        Interested parties, including stockholders, may contact the Board of Directors or any committee of the Board of Directors by sending correspondence to the attention of Corporate Secretary, c/o Global Power Equipment Group Inc., 400 East Las Colinas Boulevard, Suite 400, Irving, Texas 75039 or

corporatesecretary@globalpower.com. Any mail received by the Corporate Secretary will then be forwarded to the members of the Board of Directors or the appropriate committee for further action, if necessary. The non-management directors have requested that the Corporate Secretary not forward to them advertisements, solicitations for periodicals or other subscriptions, and other similar communications.

Director Compensation

        The compensation of our directors is determined by the Nominating and Corporate Governance Committee subject to approval by the entire Board of Directors. The objectives for our non-employee director compensation program are to attract highly-qualified individuals to serve on the Board of Directors and align directors' interests with the interests of our stockholders. The Nominating and Corporate Governance Committee reviews the program periodically to ensure that it continues to meet these objectives. To determine whether the director compensation program is competitive, the Nominating and Corporate Governance Committee considers general market information on program design. In recommending director compensation levels, the Nominating and Corporate Governance Committee also considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board of Directors. The Nominating and Corporate Governance Committee recommends any change it considers appropriate to the full Board of Directors for its review and approval, and includes the relevant information and data for the Board of Directors to use in its considerations.

        Directors who are employed by our Company or any of our subsidiaries do not receive compensation for serving as directors. Directors who are not employees of our Company or any of our subsidiaries are entitled to receive an annual retainer as follows:

  •
  $47,500 for each non-employee director;

  •
  $10,000 for membership in each committee;

  •
  $50,000 for the Board of Directors Chairperson;

  •
  $20,000 for the Audit Committee Chairperson;

  •
  $13,750 for the Compensation Committee Chairperson; and

  •
  $13,750 for the Nominating and Corporate Governance Committee Chairperson.

        In addition, directors are entitled to receive:

  •
  a meeting fee of $1,500 for each Board of Directors meeting attended in person;

  •
  a meeting fee of $1,000 for each Board of Directors meeting attended telephonically;

  •
  a meeting fee of $1,000 for each committee meeting attended in person or telephonically; and

  •
  a meeting fee of $1,500 for each Board of Directors or committee meeting attended in person outside of normal Board and committee meetings.

        We provide directors with an annual allowance for continuing education, the amount of which is set by the Board of Directors from time to time. For 2013 the amount was $10,000. We also reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

        On January 22, 2013, each of the non-employee directors received 4,927 restricted shares of our Common Stock. Of the 4,927 restricted shares, 1,232 shares vested on January 22, 2014, 1,232 shares will vest on each of January 22, 2015 and 2016 and 1,231 shares will vest on January 22, 2017, subject to continued service as a director through the vesting dates.

        The Board recognizes that ownership by the non-employee directors in the Company's Common Stock will align their interests with the interests of the Company's stockholders. As a result, each non-employee director is required to own the lesser of (i) shares with a value of three times his or her annual cash retainer, or (ii) 8,000 shares. The target date for the existing directors to meet these stock ownership guidelines is January 1, 2015 and the target date for any new directors is five years from the date of his or her appointment. For purposes of these guidelines, the director will be deemed to "own" the Company's shares that are beneficially owned by such person, including equity awards that will payout within 60 days of the applicable measuring date. As of March 6, 2014, each non-employee director meets or exceeds the minimum ownership requirement.

2013 DIRECTOR COMPENSATION

        The following table provides information on the compensation awarded to, earned by, or paid to each person who served as a non-employee director during 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Charles Macaluso	143,000	80,015	22,892	245,907
Carl Bartoli	90,500	80,015	—	170,515
Terence J. Cryan	101,500	80,015	8,279	189,794
Eugene I. Davis	72,500	80,015	21,986	174,501
Michael E. Salvati	125,500	80,015	—	205,515
Frank E. Williams, Jr.	89,369	80,015	—	169,384

(1)
The amounts in this column represent the aggregate grant date fair value of shares of restricted stock granted to non-employee directors in 2013 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). For a discussion of the assumptions we made in valuing the stock awards, see "Note 2—Summary of Significant Accounting Policies—Stock-Based Compensation Expense" in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013. The total number of unvested restricted shares held by each non-employee director as of December 31, 2013 is as follows:

Name	Unvested Restricted Shares (#)
Charles Macaluso	9,892
Carl Bartoli	9,892
Terence J. Cryan	9,892
Eugene I. Davis	9,892
Michael E. Salvati	7,342
Frank E. Williams, Jr.	9,892
(2)
The amounts in this column represent the reimbursement of fees related to filing amended tax returns to reflect corrected Form 1099s.

 PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed BDO USA, LLP as the Company's independent registered public accounting firm for 2014. The Board of Directors is asking stockholders to ratify this appointment. Although SEC regulations and the Nasdaq listing requirements require the Company's independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders. Accordingly, the Board considers a proposal for stockholders to ratify this appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

        Representatives of BDO USA, LLP will be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

Fees Paid to Auditors

        The following table sets forth the fees accrued or paid by the Company to BDO USA, LLP for the years ended December 31, 2013 and 2012.

Audit and Non-Audit Fees

	December 31,
	2013	2012(4)
Audit Fees(1)	$785,000	$798,692
Audit-Related Fees(2)	2,415	11,322
Tax Fees(3)	41,236	27,174
All Other Fees	—	—

TOTAL	$828,651	$837,188

(1)
Fees and expenses for 2013 and 2012 audit services include fees associated with the annual audit, review of our interim financial statements, the auditor's opinions related to internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 and statutory audits.

(2)
Fees for 2013 are related to the review of the goodwill impairment preferability letter. Fees for 2012 are related to the review of SEC Comment Letters and consultation on the Chief Executive Officer transition.

(3)
Tax fees for 2013 and 2012 include fees for VAT and tax consultation services performed in our non-U.S. locations.

(4)
Audit fees and Audit-Related Fees for 2012 have been adjusted from those disclosed in the 2013 Proxy Statement for actual expenses that differed from original estimates.

Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee's policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for 2013 were pre-approved by the Audit Committee.

        When considered necessary, management prepares an estimate of fees for the service and submits the estimate to the Audit Committee for its review and pre-approval. Any modifications to the estimates will be submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting. All fees paid to our independent registered public accounting firm during 2013 were in accordance with this pre-approval policy.

Required Vote

        Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2014 requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers' unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

        If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

        The Board recommends a vote FOR ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for 2014.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides an analysis of the compensation arrangements and decisions with respect to our named executive officers who include:

• Luis Manuel Ramírez	President and Chief Executive Officer
• Raymond K. Guba	Senior Vice President and Chief Financial Officer
• Penny Sherrod-Campanizzi	President of Electrical Solutions
• Tracy D. Pagliara*	General Counsel, Secretary and Vice President of Business Development
• Melanie Barth	Chief Human Resources Officer

*
Effective March 7, 2014, Mr. Pagliara was appointed as the Company's Chief Administrative Officer, General Counsel and Secretary.

        Our named executive officers also include three additional executives whose employment with the Company terminated during 2013:

• David L. Willis	former Senior Vice President and Chief Financial Officer
• Dean J. Glover	former President of our Products Division
• Kenneth W. Robuck	former President of our Services Division

Executive Summary

        In furtherance of the business strategies and compensation objectives outlined below, we have undergone several significant changes in 2013. These changes include:

Key Changes in 2013
Short-Term Incentive Program

In 2013, we adopted a new short-term incentive ("STI") plan, which is designed to motivate our named executive officers to achieve each year's business plan objectives and individual performance goals. The changes to the STI plan include:

•

Greater Focus on Financial Objectives.    Historically, the STI opportunity had been allocated 70% to financial goals and 30% to individual goals. For 2013, we increased the portion of the STI opportunity tied to financial goals from 70% to 80%, in order to enhance the link between the STI payout and the achievement of our short-term business objectives. For business unit executives, we increased the portion of the STI opportunity allocated to corporate-wide financial metrics, in order to focus them on integrating business unit performance.

•

Greater Emphasis on Performance.    Historically, the threshold performance level under the STI program was achievement of 80% of target. For 2013, we increased the threshold performance level for the financial goals from 80% to 90% to place a greater emphasis on a pay-for-performance.

Long-Term Incentive Program	We also adopted a new long-term incentive ("LTI") program for 2013. These changes include:

•

Greater Emphasis on Performance.    Historically, the LTI opportunity was split equally between time-based and performance-based awards. In 2013, we allocated 2/3 of the LTI opportunity to performance-based awards to promote greater emphasis on pay-for-performance.

•

Greater Emphasis on Long-Term Performance.    Historically, our performance-based awards were subject to a 1-year performance period. For the new 2013 performance-based awards, we extended the performance period from 1-year to 3-years to focus our executives on achieving sustainable long-term results.

•

Diversified the Performance Metrics.    Historically, our performance-based awards were earned based on the achievement of a single financial goal (EBITDA, operating income or net income). For the new 2013 performance-based awards, we diversified the performance metrics by using two equally weighted goals: (i) operating margin and (ii) total stockholder return relative to the Russell 2000 Index.

•

Address Retention Concerns.    Historically, our time-based awards vested ratably over a 4-year period. For 2013, we shortened the vesting period to 3 years in order to compensate executives for the increased variability of our incentive program.

Management Changes	We underwent several changes to our management structure. These changes were made in an effort to better align our leadership structure to achieve our long-term strategic objectives.

•

Mr. Robuck resigned as President of the Services Division and Mr. Glover resigned as President of the Products Division. In light of these departures, we reorganized into three segments: Product Solutions, Nuclear Services and Energy Services. This reorganization will help us to establish our $1 billion platform that will capture the fast growing natural gas trend while building a strong market-facing commercial organization, and support our long-term strategy.

• In November 2013, Mr. Willis resigned from all positions at the Company, including as Chief Financial Officer of the Company. Mr. Guba was hired as his replacement.

        We are committed to providing total direct compensation that supports our business strategies and the compensation objectives. As a result, we have implemented the following policies and practices:

  Our Compensation Policies and Practices

  •
  Variable Compensation.  A meaningful portion of our named executive officers' total direct compensation is variable and contingent upon financial and strategic performance, which supports our pay-for-performance culture. The variable compensation elements consist of: (i) an STI opportunity, which is paid in cash based on the extent to which certain annual operating income and individual performance goals are achieved; and (ii) an award of performance-based restricted stock units ("RSUs"), which vest over time based in part on the extent to which we achieve specified performance goals and in part on continuing employment of the named executive officer. The LTI opportunity encourages our named executive officers to continue to make decisions and to deliver results over a broader time period, thus keeping a focus on the long-term horizon and the retention of our executives.

  •
  Fixed Compensation.  The fixed components of total direct compensation include base salary and time-based RSUs, which generally vest in equal installments over a three- or four-year period to enhance our retention incentives.

  •
  Stock Ownership Guidelines.  Our stock ownership guidelines require the officers of the Company to hold a minimum level of the Company's shares of Common Stock to ensure that each executive has personal wealth tied to the long-term success of the Company and is therefore aligned with stockholder interests.

  •
  Claw-Back Policy.  We maintain a "claw-back" policy, under which we may require the reimbursement of any incentive compensation paid to the executive officers of the Company if the payment was predicated upon financial results that were subsequently the subject of a restatement.

  •
  No Excise Tax Gross-Ups.  We do not provide excise tax gross-ups for severance benefits received in connection with a change in control of the Company.

  •
  No SERP and Limited Perquisites.  We do not maintain a supplemental executive retirement plan, or any other type of defined benefit retirement plan. In the past we have offered modest perquisites to named executive officers as part of a competitive compensation package, but we have discontinued this practice for new hires.

  •
  Consideration of Prior Year's "Say on Pay" Vote.  As in previous years, stockholders continued to show strong support for our executive compensation program by approving the compensation of our named executive officers by a vote of approximately 95% of the shares represented by person or by proxy at the 2013 Annual Meeting. The Compensation Committee views the continued support of such stockholders as a strong endorsement of our compensation program and our compensation objectives.

        Our compensation objectives are outlined below.

  Our Compensation Objectives

  •
  Pay-For-Performance.  Maintain the flexibility to recognize, differentiate and reward individual performance.

  •
  Focus on Long-Term Horizon.  Create sustainable stockholder value consistent with our long-term strategic goals and avoid creating excessive or inappropriate risks that would be detrimental to our long-term goals.

  •
  Talent Retention.  Attract and retain high-caliber executives who can effectively manage our complex global business.

  •
  Alignment with Stockholder Interests.  Align our executives' interests with those of our stockholders by making stock-based incentives a core element of our executives' compensation.

  •
  Maintain Financial Strength and Flexibility.  Structure our compensation programs in recognition of the cyclical nature of our business and the need to manage for value throughout the business cycle.

Elements of Total Direct Compensation

        A brief summary of our total direct compensation—consisting of base salary, STI opportunities and LTI opportunities—for our named executive officers is set forth below.

Annual Base Salaries

        The Compensation Committee intends to provide our named executive officers with competitive base salaries that are commensurate with their job responsibilities, experience and performance.

        As part of its annual management performance evaluation, the Compensation Committee reviewed the base salary levels of the named executive officers (other than Mr. Guba) to determine whether any adjustments were appropriate for 2013. The Compensation Committee reviewed the market data, performance evaluations conducted by Mr. Ramírez, and base salary histories. Based on this review, and in light of our financial performance, no changes to annual base salary were made for 2013. In November 2013, the Compensation Committee approved a base salary for Mr. Guba of $390,000, which was negotiated at the time of his hire.

        For more information about the 2013 base salaries for each of our named executive officers, please refer to the "Salary" column of and the related footnotes to the "Summary Compensation Table" on page 31.

Short-Term Incentive Compensation

        As part of its annual management performance evaluation, the Compensation Committee reviewed the threshold, target and maximum award opportunities for each of the named executive officers (other than Mr. Guba) under the STI plan, which were expressed as a percentage of base salary. During the annual review process the Committee did not adjust the target STI opportunity for the named executive officers, because the levels were already competitively positioned. Mr. Guba did not participate in the STI plan for 2013 because he joined in the middle of the final quarter. Instead, he was awarded a guaranteed bonus of $64,000 for the fourth quarter of 2013, which was negotiated at the time of his hire.

        The threshold, target and maximum levels for the named executive officers (other than Mr. Guba) are set forth in the table below.

Named Executive Officer	Threshold	Target	Maximum
L. Ramírez	40%	80%	160%
P. Sherrod-Campanizzi	27.5%	55%	110%
T. Pagliara	27.5%	55%	110%
M. Barth	27.5%	55%	110%
D. Willis	32.5%	65%	130%
D. Glover	32.5%	65%	130%
K. Robuck	32.5%	65%	130%

Performance Objectives

        The performance objectives for the short-term incentive opportunity for each named executive officer were allocated between financial objectives and individual objectives as follows:

	Financial Objectives
Executive Level	Business Operating Income	Corporate Operating Income	Individual Objectives
Senior Corporate Executives(1)	—	80%	20%
Senior Business Unit Executives(2)	50%	30%	20%

(1)
Senior Corporate Executives include Messrs. Ramírez, Pagliara and Willis and Ms. Barth.

(2)
Senior Business Unit Executives include Messrs. Robuck and Glover and Ms. Sherrod-Campanizzi.

Financial Objectives

        The financial objectives were based on operating income. For this purpose, we define operating income as the subtotal of net income or (loss) for the year plus: (i) the following to the extent deducted in calculating net income for such period: interest charges; letter of credit fees; the provision for federal, state, local and foreign income taxes; other non-recurring, non-cash expenses; and any other non-cash write-downs or non-cash write-offs including fixed asset impairment or write-downs, intangible asset impairments, deferred tax asset write-offs and non-cash stock compensation expenses; and minus (ii) the following, to the extent included in calculating such net income: federal, state, local and foreign income tax benefits recorded by the Company; interest income; and all extraordinary, non-recurring, non-cash items increasing net income for such period.

        The Compensation Committee established threshold, target and maximum performance levels for the operating income goals for both the corporate and divisional level executives. If actual performance for an operating income goal fell below the threshold level, then no bonus would be funded with respect to that goal. If actual performance for an operating income goal exceeded the maximum performance level, then the bonus for that goal would be capped.

        The 2013 operating income ("OI") targets and actual performance results for purposes of the STI plan were as follows (in thousands):

Operating Income	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Results	Actual Payout Level
Consolidated OI	$25,245	$28,050	$40,595	$16,189	0.00%
EPCS OI	$5,256	$5,844	$7,671	$6,123	115.30%

Individual Goals

        The Compensation Committee bases a meaningful portion of the short-term incentive opportunity on the achievement of individual goals, in order to provide the flexibility to recognize, differentiate and reward individual performance. The individual goals for each named executive officer, other than Mr. Guba, who did not participate in the STI plan for 2013, are summarized below.

Named Executive Officer	Individual Goals
L. Ramírez

•

Maintain safety levels at or below certain thresholds; achieve reduction of selling, general, and administrative expenses; achieve certain leadership objectives for delivery of strategic imperatives; lead various roadshows/presentations and establish consistent performance record with key stakeholders; and achieve certain "transformation" objectives and establish long-term framework to achieve company strategies.

T. Pagliara

•

Achieve revenue growth and business development objectives; upgrade compliance program and integration processes and complete compliance training; and lead implementation of document retention system for the Legal Department and reduce associated legal costs.

M. Barth

•

Design and implement STI/LTI compensation plans; complete executive compensation benchmarking against peer proxy group; roll out new Performance Management Process, tools and training to enable performance culture; complete Global Power succession plan for key roles and establish long-term leadership development plans; design and implement variable compensation plan for Global Power Sales Force; achieve certain "transformation" objectives, and establish long-term transformation strategies.

P. Sherrod-Campanizzi

•

Maintain safety levels at or below certain thresholds; complete succession plan for key roles and other long-term leadership development objectives; complete integration of back-office requirements; develop and lead implementation of distributed LEAN manufacturing system; and deliver or exceed pro-forma plan for certain acquisitions.

D. Willis

•

Restructure finance organization for efficient scale and skill alignment and achieve other restructuring objectives; achieve reporting objectives; improve internal controls; achieve budgeted reduction of selling, general and administrative expenses; achieve certain "transformation" objectives and establish long-term cost out strategies.

D. Glover

•

Maintain safety levels at or below certain thresholds; reduce "cost of quality"; reduce controllable selling, general and administrative expenses; achieve certain "transformation" objectives and establish long-term organic product line strategies.

K. Robuck

•

Maintain safety levels at or below certain thresholds; establish project management COE and develop operational playbook; complete succession plan for key roles and establish long-term leadership development plan; integrate COO into organizational structure; expand revenue for natural gas and non-nuclear services segments; and achieve certain "transformation" objectives and establish long-term organic growth strategies.

Payouts

        The Compensation Committee reviewed Mr. Ramírez's performance with respect to his 2013 individual goals. With regard to the other named executive officers, Mr. Ramírez made recommendations to the Compensation Committee concerning the level of performance of each officer with respect to the person's goals for 2013. After taking Mr. Ramírez's recommendations into consideration, and after making its own assessment of each executive's performance, the Compensation Committee determined the payouts under the 2013 STI plan, based on aggregate corporate and individual performance.

        The weighted-average achievement and payout levels for the named executive officers under the 2013 STI plan are set forth below.

Named Executive Officer	Weighted Average Achievement Level	Payout
L. Ramírez	20.0%	$88,000
P. Sherrod-Campanizzi	80.5%	$133,686
T. Pagliara	21.2%	$36,894
M. Barth	19.1%	$32,050

        Ms. Sherrod-Campanizzi was also granted a special discretionary bonus of $50,000, grossed-up for applicable taxes, for her successful integration of acquisitions.

        Mr. Guba did not participate in the STI plan for 2013, but was awarded a guaranteed bonus of $64,000 for the fourth quarter of 2013, which was negotiated at the time of his hire. Messrs. Glover and Willis, pursuant to the terms of their respective employment agreements, each received payouts of pro-rata portions of their target bonuses in connection with their terminations. Mr. Robuck participated in the STI plan for 2013, but his bonus opportunity was forfeited due to his termination.

        The amount of the 2013 STI payments for each named executive officer is set forth in the "Non-Equity Incentive Plan Compensation" column of, and the related footnotes to, the "Summary Compensation Table" of this proxy statement at page 31. The amount of bonuses paid outside of the STI plan for each named executive officer is set forth in the "Bonus" column of the "Summary Compensation Table." For more information on the 2013 STI opportunities for our named executive officers, please refer to the table "2013 Grants of Plan-Based Awards" in this proxy statement on page 34.

Long-Term Incentive Compensation

Grants During Annual Grant Cycle

        As part of its annual management performance evaluation, the Compensation Committee reviewed the LTI award levels for our named executive officers (other than Mr. Guba). When considering appropriate award levels, the Compensation Committee considered its assessment of each executive's general performance during the year, as well as his or her relative roles and responsibilities and potential within the Company, the estimated accounting expense, our burn rate, the potential dilution that will occur to our stockholders and the median levels of market surveys. Based on this information, the Committee decided not to make any changes in the 2013 LTI award levels for the named executive officers. In November 2013, the Compensation Committee approved the LTI grant for Mr. Guba, which was negotiated at the time of his hire.

        As described in more detail in the Executive Summary, the number of RSUs granted to each named executive officer was allocated 1/3 to time-based RSUs and 2/3 to performance-based RSUs.

        The following chart illustrates the number of RSUs granted to each named executive officer in 2013.

Named Executive Officer	Time-Based RSUs	Performance-Based RSUs	Total RSUs
L. Ramírez	11,167	22,333	33,500
R. Guba	4,667	9,333	14,000
P. Sherrod-Campanizzi	1,833	3,667	5,500
T. Pagliara	3,000	6,000	9,000
M. Barth	3,474	6,949	10,423
D. Willis	3,667	7,333	11,000
D. Glover	3,667	7,333	11,000
K. Robuck	3,667	7,333	11,000

Payouts

        Mr. Ramírez received a grant of performance-based RSUs in 2012, Ms. Sherrod-Campanizzi received grants of performance-based RSUs in 2011 and 2012, and Mr. Pagliara received grants of performance-based RSUs in 2010, 2011 and 2012. The performance target for purposes of these performance-based RSUs allocated to the 2013 performance cycle was operating income (as defined under our STI program) of $28,050,000.

        The performance-based RSUs for the 2013 performance cycle had separate payout levels for performance at 90% of target, 95% of target and 100% of target.

Percentage of Target Attained	Percentage of the Performance-Based RSUs Allocated to Each Performance Period Earned
90% but less than 95%	50%
95% but less than 100%	75%
100% or more	100%

        Our 2013 operating income (as defined above) was $16,189, which resulted in no payout level for units allocated to the 2013 performance period (i.e., 12.5% of the 2010, 2011 and 2012 grants).

        Each of Messrs. Willis, Glover and Robuck also received grants of performance-based RSUs in 2010, 2011 and 2012. Pursuant to the terms of their employment agreements, each of Messrs. Willis and Glover received a payout of these units at 100%. Mr. Robuck forfeited his units upon his resignation.

        For each named executive officer's actual payout, please refer to the "2013 Stock Vested" section on page 37 of this proxy statement.

Compensation Consultant and Peer Group

        In 2013, the Compensation Committee retained Meridian Compensation Partners, LLC ("Meridian") to serve as its independent consultant to assist in developing and reviewing our executive compensation program. Meridian reports directly to the Committee and serves at the sole discretion of the Committee. It does not perform any other services for the Company. The Compensation Committee has assessed the independence of Meridian pursuant to Securities and Exchange Commission rules and concluded that no conflict of interest exists that would prevent the consulting firm from independently advising the Compensation Committee.

        We believe that each element of our compensation program should remain competitive in order to retain, and, if necessary, attract experienced, high-caliber executives. To achieve this objective, Meridian was asked to review competitive compensation data, compare current compensation levels to the market, and assist in establishing compensation levels. The market data was derived from several sources, including the companies in a compensation peer group established by the Compensation Committee, with the advice of Meridian, and selected compensation surveys. Each of these sources is described below.

Compensation Peer Group

        Our compensation peer group consists of companies that have the same General Industry Classification and similar lines of business and operations as the Company. Based on these factors, and upon the advice and recommendation of Meridian, the Compensation Committee modified the compensation peer group to: (i) add Graham Corporation; (ii) add CECO Environmental Corp.; and (iii) remove Quanta Services Inc. These changes were made to reflect the evolving market in which we compete for executive talent and to decrease the median revenue size of the peer group.

        The members of the compensation peer group for 2013 compensation decisions were as follows:

Compensation Peer Group
Aegion Corporation	Graham Corporation
Astec Industries, Inc.	Matrix Service Company
AZZ Incorporated	MYR Group Inc.
CECO Environmental Corp.	PMFG, Inc.
Chicago Bridge & Iron Company	Powell Industries, Inc.
Donaldson Company, Inc.	Team, Inc.
Dycom Industries, Inc.	The Babcock & Wilcox Company
Foster Wheeler AG	Willbros Group, Inc.

        Compensation data for the peer group was adjusted to reflect the Company's corporate or division revenue, where applicable, using regression analysis.

Compensation Surveys

        Meridian supplemented the peer group data with published survey sources, with approximately 500 companies with revenues from $500 million to $2.5 billion, to provide the Committee with another perspective on market compensation levels.

Additional Compensation Matters

Severance and Change in Control Protections

        In the past, the Company maintained employment agreements with each of its named executive officers. The Company, however, has made a strategic decision not to enter into further employment agreements with new hires, including named executive officers, in order to maintain the organizational flexibility needed in the continued evolution of our business.

Employment Agreements

        We have entered into employment agreements with Messrs. Ramírez and Pagliara, which entitle them to severance benefits in the event of an involuntary termination of employment without "cause," termination by the executive for "good reason," (each as defined in his respective employment agreement) or if the Company elects not to renew the term of his agreement. In exchange for the severance benefits, the named executive officers must sign a release of claims against the Company, agree not to disclose Company confidential information, and agree not to compete against the Company or solicit its employees or customers. These provisions protect the Company's interests and help to ensure its long-term success.

Offer Letter with Ms. Sherrod-Campanizzi

        We have a letter agreement with Ms. Sherrod-Campanizzi which provides that upon a termination without cause by the Company and the execution of a release of claims against the Company, she would be entitled to receive severance benefits.

Offer Letter with Ms. Barth

        We have a letter agreement with Ms. Barth which provides that upon a termination without cause by the Company and the execution of a release of claims against the Company, she would be entitled to receive severance benefits.

Severance Arrangement with Mr. Guba

        In connection with Mr. Guba's appointment and the Company's strategic decision to not enter into employment agreements with new hires, Mr. Guba entered into a "severance arrangement" with the Company. Pursuant to his severance arrangement, in the event that Mr. Guba's employment were terminated without "cause" or he resigned for "good reason" (both as defined in his severance arrangement), Mr. Guba would be eligible to receive severance benefits. Reduced severance levels would be available in the event of his death or "disability" (as defined in his severance arrangement). In exchange for the severance benefits, Mr. Guba must sign a release of claims against the Company, agree not to disclose Company confidential information, and agree not to compete against the Company or solicit its employees or customers.

Change in Control Protections

        The RSUs granted to our named executive officers provide for full accelerated vesting of all RSUs (including both time-based and performance-based RSUs) if the Company undergoes a change in control. The committee believes that immediate vesting of RSUs upon a change in control is appropriate on the basis that our named executive officers should receive the full benefit of RSUs if the Company is sold or otherwise comes under the control of an outside party.

        The named executive officers are not entitled to enhanced cash severance benefits as the result of a change in control, and we do not provide excise tax gross-up protection with respect to any benefits received in connection with a change in control.

Severance for Terminating Executives

        We entered into severance agreements with Mr. Willis and Mr. Glover in connection with the termination of their employment. The severance agreements generally tracked the severance provisions of their employment agreements and re-affirmed the application of the restrictive covenants. We also entered into a consulting agreement with each of Mr. Willis and Mr. Glover to facilitate a smooth transition of their duties.

        We entered into a severance agreement with Mr. Robuck in connection with his termination of employment. This agreement, however, was subsequently rescinded.

        Please refer to the "Estimated Payments Upon Termination Without Cause or Related to a Change in Control" section of this proxy statement on page 39 for information regarding potential payments and benefits, if any, that each named executive officer would be entitled to receive under certain terminations (or, with respect to Messrs. Willis and Glover, the benefits they actually received upon termination).

Retirement and Welfare Benefits

        We make available to each of our named executive officers certain benefits that are generally available to all salaried employees, including medical, dental, vision, life, accidental death and dismemberment, travel accident and short and long-term disability insurance. All of our named executive officers are entitled to participate in the Company's 401(k) plan and its flexible spending benefit plan and are entitled to four weeks of paid vacation each year. We make these benefits available so that we can provide a competitive compensation package to our salaried employees and our named executive officers.

Perquisites

        We provided our named executive officers modest perquisites in 2013, such as (i) reimbursements for tax return preparation, which we believe are important to the financial stability of our executive team; (ii) reimbursement of country club dues for each of Messrs. Glover and Robuck, which was included in each executive's employment agreement (the Compensation Committee has decided to discontinue this practice for new hires); and (iii) an automobile allowance for Mr. Robuck. For more information about the perquisites provided in 2013 to each named executive officer, please refer to the "All Other Compensation" column of and the related footnotes to the "Summary Compensation Table" on page 31.

        For more information about the perquisites provided in 2013 to our named executive officer, please refer to the "All Other Compensation" column of and the related footnotes to the "Summary Compensation Table" on page 31.

Stock Ownership Guidelines

        In 2011, the Compensation Committee approved stock ownership guidelines for the Company's executive officers in order to further align the interests of the Company's executive officers with the interests of the Company's other stockholders. Under the guidelines, each named executive officer is expected to accumulate the lesser of the fixed and variable number of shares as follows:

Position	Fixed Number of Shares	Variable Number of Shares
Chief Executive Officer	75,000	3x Base Salary
Other Named Executive Officers	40,000	2x Base Salary

        The target date for the existing named executive officers to meet these stock ownership guidelines is January 1, 2015 and the target date for any new named executive officers to meet these stock ownership guidelines is five years from the date of his or her appointment or hire date. For purposes of these guidelines, the named executive officer will be deemed to "own" shares of the Company's Common Stock that are beneficially owned by such person, including shares underlying equity awards that will pay out within 60 days of the applicable measuring date.

        The following table summarizes the progress of our named executive officers toward satisfying the applicable stock ownership requirement as of March 6, 2014:

Named Executive Officer	Ownership Guidelines for Shares or Units by Target Date (based on 3/6/2014 stock price)	Beneficial Ownership of Shares or Units (as of 3/6/2014)
L. Ramírez*	75,000	18,181
R. Guba*	4,594	1,556
P. Sherrod-Campanizzi	30,832	12,553
T. Pagliara	32,335	46,711
M. Barth	31,138	1,158

*
Mr. Ramírez was hired on 7/1/2012, Mr. Guba was hired on 11/18/2013 and Ms. Barth was hired on 11/12/12. They have five years from the date of hire to achieve the required ownership levels.

        The Compensation Committee will periodically review and adjust, if appropriate, the fixed number of shares based on stock price, adjustments to compensation, evolving market practices, and such other factors as it deems appropriate. In establishing a named executive officer's total direct compensation each year, the Compensation Committee may consider each named executive officer's compliance with these guidelines.

Claw-Back Policy

        In 2010, the Board approved a compensation recovery policy applicable to executive officers that, in general, provides that for every STI or other performance-based compensation awarded to a named executive officer on or after January 1, 2011, the named executive officer must repay or forfeit compensation received by him or her from such award if:

  •
  the payment, granting or vesting of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of the Company's consolidated financial statements;

  •
  the Board determines in its sole discretion that the named executive officer engaged in fraud or misconduct that caused or contributed to the need for the restatement;

  •
  the named executive officer received more compensation than he or she would have than if the financial results had been properly reported; and

  •
  the Board determines in its sole discretion that it is in the best interests of the Company and its stockholders for the named executive officer to repay or forfeit all or any portion of the compensation.

        The claw-back policy supports the accuracy of our financial statements and, in conjunction with our stock ownership guidelines, helps to align the interests of our named executive officers with those of our stockholders. In light of our pay-for-performance culture, we felt strongly that our executives should be held to this higher standard of accountability.

Risk Assessment

        The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company. Although a significant portion of our executive compensation program is performance-based, we have focused on aligning our compensation policies with the long-term interests of our stockholders and avoiding rewards that could create excessive or inappropriate risks to the Company, as evidenced by policies and practices below.

  Risk Reducing Policies and Practices

  •
  Balanced Mix of Compensation Elements.    Our executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles.

  •
  Balanced Mix of Performance Metrics.    We do not use highly-leveraged performance goals. Instead, incentive opportunities are based on a balanced mix of performance metrics that promote disciplined progress toward long-term goals, and all payouts are capped at a pre-established percentage of the target payment opportunity.

  •
  Scrutinized Financial Goals and Results.    Our financial goals and results directly tie to our audited financial statements, subject to adjustments outlined in our incentive plans. These results are highly scrutinized by our finance and accounting departments as well as our external auditor.

  •
  Discretion to Adjust Compensation.    We retain discretion to adjust compensation levels based on the quality of Company performance, individual performance and adherence to the Company's ethics and compliance programs, among other things.

  •
  Focus on Long-Term Horizon.    Our LTI opportunities generally vest over a period of three to four years in order to focus our executives on long-term performance and enhance retention.

  •
  Outside Consultants.    Utilizing the expertise of outside consultants, we evaluate our compensation programs and practices against our established peer group to confirm that our compensation programs are consistent and competitive with market practice.

  •
  Risk Mitigating Strategies.    As described above, we have adopted several risk mitigating strategies, such as stock ownership guidelines and a "claw-back" policy.

Section 162(m) of the Tax Code

        Section 162(m) of the Internal Revenue Code provides that the Company generally may not deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to certain named executive officers. Certain "performance-based compensation" paid pursuant to stockholder approved plans is not subject to the deduction limit.

        Given our net operating loss carry forwards available to offset taxable income, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. In this regard, the Compensation Committee wants to preserve the ability to award cash or equity compensation to an executive that is not deductible under Section 162(m) if we believe that it is in our stockholders' best interests.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company's management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation Committee:
Terence J. Cryan (Chair)
Carl Bartoli
Eugene I. Davis
Frank E. Williams, Jr.

 2013 SUMMARY COMPENSATION TABLE

        The following table presents information regarding the compensation earned by our Chief Executive Officer, Chief Financial Officer and the next three highest paid executive officers in each of 2011, 2012 and 2013. We sometimes refer to these individuals collectively as our "named executive officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Luis M. Ramírez	2013	550,000	—		705,973	88,000	8,750	1,352,723
Chief Executive Officer	2012	275,000	—		451,947	177,497	117,537	1,021,981
Raymond K. Guba(4)	2013	45,000	64,000	(9)	267,913	—	—	376,913
Chief Financial Officer
Penny Sherrod-Campanizzi	2013	302,000	74,074	(10)	148,796	133,686	36,207	694,763
President of Electrical Solutions
Tracy D. Pagliara(5)	2013	316,725	—		277,180	36,894	7,045	637,844
General Counsel, Secretary, and	2012	316,725	100,000	(11)	296,968	186,878	12,143	912,714
Vice President of Business Development	2011	309,000	—		225,667	255,163	50,407	840,237
Melanie R. Barth	2013	305,000	—		197,584	32,050	—	534,634
Chief Human Resources Officer
David L. Willis(6)	2013	270,656	199,420	(12)	453,418	—	376,974	1,300,469
Former Chief Financial Officer	2012	306,800	—		653,518	174,051	83,196	1,217,565
	2011	294,998	—		633,446	286,933	42,774	1,258,151
Dean J. Glover(7)	2013	246,096	156,000	(13)	399,326	—	399,335	1,200,757
Former President of Products	2012	319,925	—		554,280	146,771	17,941	1,038,917
Division	2011	312,120	—		521,847	355,783	15,439	1,205,189
Kenneth W. Robuck(8)	2013	204,259	—		347,090	—	56,544	607,892
Former President of Services	2012	336,122	—		599,386	167,964	22,229	1,125,701
Division	2011	327,924	—		700,791	269,859	23,325	1,321,899

(1)
This column reflects the aggregate grant date fair value of RSUs granted to our named executive officers in the applicable year, computed in accordance with FASB ASC Topic 718. For 2013, the Compensation Committee approved a RSU award for each of the named executive officers. One-third of each 2013 RSU award vests based on continued employment, one-third of the RSU award vests based on both continued employment and the satisfaction of a three-year company-specific performance goal ("performance-based RSUs") and the other one-third of the RSU awards vests based on both continued employment and the satisfaction of a three-year market-based performance goal ("market-based RSUs"). The grant date fair value of the performance-based RSUs was based on the probable outcome of the applicable performance conditions as of the date of grant. The grant date fair value of each of those awards, assuming that the highest level of performance would be achieved, is as follows: for Mr. Ramirez: $393,525; for Mr. Guba; $164,465; for Ms. Sherrod-Campanizzi: $64,630; for Mr. Pagliara: $105,720; and for Ms. Barth: $122,459. The grant date fair value of the market-based RSUs was based on the target outcome of the applicable performance conditions as of the date of grant which is the same grant date fair value based on the highest level of performance in accordance with FASB ASC Topic 718. This column also reflects the aggregate grant date fair value of certain legacy performance-based RSUs that are described in more detail in the table "2013 Grants of Plan-Based Awards" on page 34. For 2013, the amounts shown in this column for Messrs. Willis and Glover also include the incremental fair value, computed in accordance with FASB ASC Topic 718, of the accelerated vesting of their time-based and legacy performance-based RSUs that otherwise would have vested on March 31, 2014 had they not resigned. For a discussion of the assumptions we made in valuing the stock awards, see

  "Note 2—Summary of Significant Accounting Policies—Stock-Based Compensation Expense" in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)
This column reflects amounts earned by our named executive officers under our short-term incentive plan. The terms of the plan are described more fully in the "Compensation Discussion and Analysis" section of this proxy statement beginning on page 18.

(3)
The amounts in the "All Other Compensation" column are valued on the basis of the aggregate incremental cost to us and consist of the following compensation items for 2013: for Mr. Ramírez, 401(k) matching contributions of $8,750; for Ms. Sherrod-Campanizzi, 401(k) matching contributions of $8,750 and relocation expenses of $27,457 for the reasonable expenses incurred in her relocation to the South Bend, Indiana area, including moving and storage expenses and temporary housing; for Mr. Pagliara, 401(k) matching contributions of $7,045; for Mr. Willis, tax preparation fees of $200, 401(k) matching contributions of $7,080, one-year of salary of $306,800, consulting fees of $17,898, accrued vacation of $30,804, and continuation of benefits of $14,192; for Mr. Glover, tax preparation fees of $500, 401(k) matching contributions of $7,383, country club dues of $7,893, one-year of salary of $320,000, consulting fees of $25,000, accrued vacation of $24,256, continuation of benefits of $14,303; for Mr. Robuck, tax preparation fees of $2,760, 401(k) matching contributions of $10,200, car allowance of $4,800 and accrued vacation of $38,784.

(4)
Mr. Guba was appointed as our Chief Financial Officer effective November 18, 2013. The amount reported in his "Salary" column includes $8,836 in consulting fees earned for services performed for the Company from October 16, 2013 through November 14, 2013.

(5)
Effective March 7, 2014, Mr. Pagliara was appointed as the Company's Chief Administrative Officer, General Counsel and Secretary.

(6)
Mr. Willis resigned as our Chief Financial Officer effective November 18, 2013.

(7)
Mr. Glover resigned as our President of Products Division effective September 30, 2013.

(8)
Mr. Robuck resigned as our President of Services Division effective July 1, 2013 and resigned from the Company on July 31, 2013.

(9)
Mr. Guba received a guaranteed bonus for the final quarter of 2013.

(10)
Ms. Sherrod-Campanizzi received a discretionary cash bonus in 2013 for her promotion to President of Electrical Solutions.

(11)
Mr. Pagliara received a discretionary cash bonus for successful completion of our 2012 acquisitions and his efforts with respect to our strategic plan.

(12)
In connection with Mr. Willis' resignation, he received a pro-rated annual incentive for 2013 assuming that the "target" performance level had been achieved. We were required to pay this pro-rated annual incentive pursuant to the terms of his employment agreement that was entered into at the time we emerged from bankruptcy in 2008.

(13)
In connection with Mr. Glover's resignation, he received a pro-rated annual incentive for 2013 assuming that the "target" performance level had been achieved. We were required to pay this pro-rated annual incentive pursuant to the terms of his employment agreement that was entered into at the time we emerged from bankruptcy in 2008.

        Employment Agreements.    The key terms of the employment agreements with each of our named executive officers are set forth below.

        Effective as of July 1, 2012, we entered into a two-year employment agreement with Mr. Ramírez, our President and Chief Executive Officer, which shall automatically renew for successive one-year terms if not otherwise terminated by either party in accordance with the employment agreement. We also agreed to nominate him for election to our Board of Directors at each stockholder meeting at which the directors are elected during his term.

        Pursuant to his employment agreement, Mr. Ramírez receives a salary of no less than $550,000 per year and is entitled to an annual bonus opportunity under our short-term incentive plan, with a target bonus equal to 80 percent, and a maximum bonus equal to 160 percent, of his base salary. The Company also granted Mr. Ramírez 33,500 restricted share units as of July 1, 2012, equally allocated between time-based restricted share units that generally vest in four equal annual installments commencing on March 31, 2013, and performance-based restricted share units that generally vest in four equal annual installments commencing on March 31, 2013, provided that the company achieves a pre-established performance goal with respect to the prior fiscal year. Future equity grants will be subject to the discretion of the Compensation Committee. Mr. Ramírez is eligible to participate in our 401(k) and flexible benefit plans and is entitled to four weeks of paid vacation per year. We also provide to Mr. Ramírez life, accidental death and dismemberment, short and long-term disability, business travel accident insurance, medical and dental insurance, cover the costs of certain reasonable relocation expenses, and reimburse his documented business expenses.

        We also entered into an employment agreement with Tracy D. Pagliara on March 22, 2010. The agreement had an initial term of two years that automatically renews for a one-year term at the end of the initial or additional employment term, unless we have provided him with advance written notice of termination. Pursuant to his employment agreement, we pay Mr. Pagliara a base salary and provide him an annual cash bonus opportunity.

        The employment agreements with Messrs. Ramírez and Pagliara also contain customary confidentiality, nonsolicitation and noncompetition covenants. The nonsolicitation and noncompetition obligations continue for twelve months after termination. The confidentiality obligations continue indefinitely.

        On October 1, 2012, we entered into an offer letter with Ms. Sherrod-Campanizzi, which set forth her title, her base salary at $302,000 and target short-term incentive opportunity at 55% of base salary.

        On November 12, 2012, we entered into an offer letter with Ms. Barth, which set forth her title, her base salary at $305,000 and target short-term incentive opportunity at 55% of base salary.

        David L. Willis' Employment Agreement and Separation Agreement.    Effective as of January 28, 2008, we entered into an employment agreement with Mr. Willis, our former Senior Vice President and Chief Financial Officer, with an initial term of two years that automatically renewed for one-year terms at the end of the initial or additional employment term.

        Pursuant to his employment agreement, Mr. Willis received a salary of no less than $253,000 per year and was entitled to an annual bonus opportunity under our short-term incentive plan, with a target bonus equal to 55 percent, and a maximum bonus equal to 110 percent, of his base salary. Mr. Willis was also eligible to participate in our 401(k) and flexible benefit and profit sharing plans and entitled to four weeks of paid vacation per year. We also provided to Mr. Willis medical, dental, life, accidental death and dismemberment, short and long-term disability, business travel accident insurance, and reimbursed his documented business expenses.

        On November 18, 2013, Mr. Willis entered into a separation agreement with the Company, under which he resigned from all positions at the Company effective as of November 18, 2013. For a summary of his severance benefits, please see the "Estimated Payments Upon Termination or Related to a Change in Control" section on page 39.

        Dean Glover's Employment Agreement and Separation Agreement.    Effective as of September 1, 2008, we entered into an employment agreement with Mr. Glover, our former Senior Vice President and President of the Products Division, with an initial term of two years that automatically renewed for one-year terms at the end of the initial or additional employment term.

        Pursuant to his employment agreement, Mr. Glover received a salary of no less than $306,000 per year and was entitled to an annual bonus opportunity under our short-term incentive plan, with a target bonus equal to 65 percent, and a maximum bonus equal to 130 percent, of his base salary. Mr. Glover was also eligible to participate in our 401(k) and flexible benefit and profit sharing plans and entitled to four weeks of paid vacation per year. We also provided to Mr. Glover medical, dental, life, accidental death and dismemberment, short and long-term disability, business travel accident insurance, and reimbursed his documented business expenses.

        On September 20, 2013, Mr. Glover entered into a separation agreement with the Company, under which he resigned from all positions at the Company effective as of September 30, 2013. For a summary of his severance benefits, please see the "Estimated Payments Upon Termination or Related to a Change in Control" section on page 39.

        Kenneth W. Robuck's Employment Agreement and Separation Agreement.    Effective as of October 1, 2007, we entered into an employment agreement with Mr. Robuck, our former Senior Vice President and President of the Services Division, with an initial term of two years that automatically renewed for one-year terms at the end of the initial or additional employment term.

        Pursuant to his employment agreement, Mr. Robuck received a salary of no less than $307,650 per year and was entitled to an annual bonus opportunity under our short-term incentive plan, with a target bonus equal to 55 percent, and maximum bonus equal to 110 percent, of his base salary. Mr. Robuck was also eligible to participate in our 401(k) and flexible benefit and profit sharing plans and entitled to four weeks of paid vacation per year. We also provided to Mr. Robuck medical, dental, life, accidental death and dismemberment, short and long-term disability, business travel accident insurance, and reimbursed his documented business expenses.

        On June 24, 2013, Mr. Robuck entered into a separation agreement with the Company, under which he resigned from all positions at the Company effective as of July 1, 2013. This agreement, however, was subsequently cancelled.

2013 GRANTS OF PLAN-BASED AWARDS

        The following table presents information relating to short-term incentives and RSUs granted to our named executive officers in 2013.

        For 2013, the Compensation Committee granted cash bonus opportunities to each named executive officer under the short-term incentive plan.

        The Compensation Committee also approved a RSU award for each of the named executive officers. One-third of each 2013 RSU award vests based on continued employment ("time-based RSUs" or "TRSUs"), one-third of the RSU award vests based on both continued employment and the satisfaction of a three-year company-specific performance goal ("performance-based RSUs" or "PRSUs") and the other one-third of the RSU award vests based on both continued employment and the satisfaction of a three-year market-based performance goal ("market-based RSUs" or "MRSUs").

        In addition, Mr. Ramírez received a grant of RSUs in 2012, Ms. Sherrod-Campanizzi received grants of RSUs in 2011 and 2012, and Mr. Pagliara received grants of RSUs in 2010, 2011 and 2012 (collectively, the "legacy performance-based RSUs" or "LRSUs"). These performance awards were segregated into four separate vesting installments, each of which was dependent upon the satisfaction of separate annual performance goals for each installment. For 2013, the performance goal was our annual operating income target under the short-term incentive plan. Because the performance goals are set each year, we consider each installment as a separate annual grant for purposes of reporting the value of stock awards. The LRSUs listed below are allocated to the 2013 performance period and therefore were treated as granted in 2013.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)
											Grant Date Fair Value of Stock Awards(4) ($)
Name	Grant Date	Approval Date	Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Luis M. Ramírez
Short-Term Incentive Plan	N/A	N/A	STI	220,000	440,000	880,000					N/A
2011 Equity Incentive Plan	3/28/2013	3/28/2013	TRSUs							11,167	196,763
	3/28/2013	3/28/2013	MRSUs				5,583	11,166	22,332		241,521
	3/28/2013	3/28/2013	PRSUs				5,584	11,167	22,334		196,763
	3/5/2013	7/1/2012	LRSUs				2,094	4,187			70,928	(5)
Raymond K. Guba
Short-Term Incentive Plan	N/A	N/A	STI		64,000						N/A
2011 Equity Incentive Plan	11/18/2013	11/18/2013	TRSUs							4,667	89,653
	11/18/2013	11/18/2013	MRSUs				2,333	4,666	9,332		88,607
	11/18/2013	11/18/2013	PRSUs				2,334	4,667	9,334		89,653
Penny Sherrod-Campanizzi
Short-Term Incentive Plan	N/A	N/A	STI	83,050	166,100	332,200					N/A
2011 Equity Incentive Plan	3/28/2013	3/28/2013	TRSUs							1,833	32,297
	3/28/2013	3/28/2013	MRSUs				917	1,833	3,666		39,648
	3/28/2013	3/28/2013	PRSUs				917	1,834	3,668		32,315
	3/5/2013	3/22/2012	LRSUs				344	687			11,638	(6)
	3/5/2013	7/21/2011	LRSUs				344	687			11,638	(6)
	3/5/2013	3/14/2011	LRSUs				628	1,255			21,260	(6)
Tracy D. Pagliara
Short-Term Incentive Plan	N/A	N/A	STI	87,099	174,199	348,398					N/A
2011 Equity Incentive Plan	3/28/2013	3/28/2013	TRSUs							3,000	52,860
	3/28/2013	3/28/2013	MRSUs				1,500	3,000	6,000		64,890
	3/28/2013	3/28/2013	PRSUs				1,500	3,000	6,000		52,860
	3/5/2013	3/22/2012	LRSUs				563	1,125			19,058	(6)
	3/5/2013	7/21/2011	LRSUs				500	1,000			16,940	(6)
2008 Management Incentive Plan	3/5/2013	4/5/2010	LRSUs				2,083	4,166			70,572	(6)
Melanie R. Barth
Short-Term Incentive Plan	N/A	N/A	STI	83,875	167,750	335,500					N/A
2011 Equity Incentive Plan	3/28/2013	3/28/2013	TRSUs							3,474	61,212
	3/28/2013	3/28/2013	MRSUs				1,737	3,474	6,948		75,143
	3/28/2013	3/28/2013	PRSUs				1,738	3,475	6,950		61,230
David L. Willis
Short-Term Incentive Plan	N/A	N/A	STI	99,710	199,420	398,840					N/A
2011 Equity Incentive Plan	3/28/2013	3/28/2013	TRSUs							3,667	64,613
	3/28/2013	3/28/2013	MRSUs				1,833	3,666	7,332		79,296
	3/28/2013	3/28/2013	PRSUs				1,834	3,667	7,334		64,613
	11/15/2013	3/22/2012	LRSUs					2,750			26,414	(6)
	11/15/2013	3/22/2012	LRSUs					2,750			52,828	(6)
	11/15/2013	7/21/2011	LRSUs				625	1,250			24,013	(6)
	11/15/2013	7/21/2011	LRSUs					1,250			24,013	(6)
2008 Management Incentive Plan	3/5/2013	3/23/2010	LRSUs				3,472	6,944			117,631
Dean J. Glover
Short-Term Incentive Plan	N/A	N/A	STI	103,976	207,951	415,903					N/A
2011 Equity Incentive Plan	3/28/2013	3/28/2013	TRSUs							3,667	64,613
	3/28/2013	3/28/2013	MRSUs				1,833	3,666	7,332		79,296
	3/28/2013	3/28/2013	PRSUs				1,834	3,667	7,334		64,613
	9/20/2013	3/22/2012	LRSUs				688	1,375			26,991	(6)
	9/20/2013	3/22/2012	LRSUs					2,750			53,983	(6)
	9/20/2013	7/21/2011	LRSUs				500	1,000			19,630	(6)
	9/20/2013	7/21/2011	LRSUs					1,000			19,630	(6)
2008 Management Incentive Plan	3/22/2012	3/23/2010	LRSUs				2,083	4,166			70,572
Kenneth W. Robuck
Short-Term Incentive Plan	N/A	N/A	STI	109,240	218,479	436,959					N/A
2011 Equity Incentive Plan	3/28/2013	3/28/2013	TRSUs							3,667	64,613	(7)
	3/28/2013	3/28/2013	MRSUs				1,833	3,666	7,332		79,296	(7)
	3/28/2013	3/28/2013	PRSUs				1,834	3,667	7,334		64,613	(7)
	3/5/2013	3/22/2012	LRSUs				688	1,375			23,293	(7)
	3/5/2013	7/21/2011	LRSUs				625	1,250			21,175	(7)
2008 Management Incentive Plan	3/5/2013	3/23/2010	LRSUs				2,778	5,555			94,102	(7)

(1)
These columns show the dollar value of the potential payout to each named executive officer for 2013 under our short-term incentive plan at threshold, target and maximum levels. Amounts we actually paid during 2014 for 2013 performance under the short-term incentive plan are included in the "Non-Equity Incentive Plan Compensation" column of the 2013 Summary Compensation Table on page 31.

(2)
These columns show the number of units that could be paid to each named executive officer under our performance-based RSUs and market-based RSUs granted in 2013. These awards are subject to a three-year performance period commencing January 1, 2013 and ending December 31, 2015 and provide for separate payout levels for performance at 90% of target (50% payout), 100% of target (100% payout) and 200% of target (200% payout). These columns also reflect the legacy performance-based RSUs allocated to the 2013 performance period that were approved in 2010, 2011 and 2012, which provide for separate payout levels for performance at 90% of target (50% payout) and 100% of target (100% payout), with no additional payout above the "target" performance level. Dividends paid on the underlying shares during the performance and vesting period are accumulated and paid in cash upon vesting.

(3)
This column shows the number of time-based RSUs granted to each named executive officer in 2013. The time-based RSUs vest ratably over a 3-year period. Dividends paid on the underlying shares during the vesting period are accumulated and paid in cash upon vesting.

(4)
These amounts reflect the aggregate grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions we made in valuing the stock awards, see "Note 2—Summary of Significant Accounting Policies—Stock-Based Compensation Expense" in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013.

(5)
As the Company's performance for the 2013 performance period was below threshold, the named executive officers forfeited their legacy performance-based RSUs allocated to the 2013 performance period.

(6)
Reflects the incremental fair value, computed in accordance with FASB ASC Topic 718, of the accelerated vesting of Mr. Willis' and Mr. Glover's time-based RSUs that otherwise would have vested on March 31, 2014 had they not resigned from the Company.

(7)
Mr. Robuck forfeited all outstanding awards as of his resignation from the Company.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table sets forth information regarding each unvested RSU award held by each of our named executive officers as of December 31, 2013.

Name	Number of Shares or Units That Have Not Vested (#)(1)(4)	Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)(3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)(2)
Luis M. Ramírez	23,730	464,396	19,543	382,469
Randy Guba	4,667	91,333	4,667	91,333
Penny Sherrod-Campanizzi	7,783	152,313	5,150	100,786
Tracy D. Pagliara	12,542	245,447	6,250	122,313
Melanie R. Barth	3,474	67,986	3,475	68,006
David L. Willis	—	—	1,079	21,178
Dean J. Glover	—	—	915	17,959
Kenneth W. Robuck	—	—	—	—

(1)
This column reflects the unvested time-based RSUs held by each named executive officer as of December 31, 2013.

(2)
The market value of the unvested awards is computed by multiplying the closing market price of our Common Stock on the last trading day of 2013 by the number of unvested time-based RSUs held by each named executive officer.

(3)
This column reflects the sum of the unvested performance-based and market-based RSUs held by each named executive officer as of December 31, 2013, as well as the legacy performance-based RSUs allocated to the 2014 and 2015 performance periods. We have not reported the legacy performance-based RSUs that are allocated to the 2013 performance period, because they did not pay out and were forfeited as of December 31, 2013. We have reported all of the legacy performance-based RSUs at the "target" level and the performance-based and market-based RSUs at the threshold level.

(4)
The following table shows the vesting schedules for the unvested time-based RSUs and legacy performance-based RSUs outstanding as of December 31, 2013. 2013 grant performance shares are calculated at threshold.

Name	March 31, 2014	March 31, 2015	March 31, 2016
Luis M. Ramírez	7,910	12,098	23,265
Randy Guba	1,556	1,556	6,222
Penny Sherrod-Campanizzi	3,242	5,871	3,820
Tracy D. Pagliara	7,292	5,250	6,250
Melanie R. Barth	1,158	1,158	4,633
David L. Willis	—	—	1,079
Dean J. Glover	—	—	915

2013 STOCK VESTED

        The following table sets forth certain information concerning the vesting of time-based and performance-based RSUs held by our named executive officers during 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Luis M. Ramírez	8,374	147,550
Penny Sherrod-Campanizzi	5,261	92,699
Tracy D. Pagliara	12,583	221,712
Melanie Barth(3)	—	—
David L. Willis(4)	64,712	1,185,090
Dean J. Glover(5)	50,781	948,291
Kenneth W. Robuck	32,561	573,725

(1)
Includes the time-based RSUs that vested on March 31, 2013 and legacy performance-based RSUs allocated to the 2012, 2011, 2010 and 2009 performance periods that vested on March 31, 2013.

(2)
Based on the closing price of the Common Stock on the vesting date.

(3)
Ms. Barth was hired in November of 2012, and was therefore not part of the 2012 RSU grant process.

(4)
Includes the vesting of Mr. Willis' time-based and performance-based RSUs that otherwise would have vested on March 31, 2014 had he not resigned. Of these vested units, 36,495 units vested on March 31, 2013, 14,329 units were accelerated upon his termination and 13,888 units were payable 6 months after his termination. For his outstanding performance-based and market-based RSUs (2,158 units), payout is contingent on actual performance results for the performance period commencing January 1, 2013 and ending December 31, 2015.

(5)
Includes the vesting of Mr. Glover's time-based and performance-based RSUs that otherwise would have vested on March 31, 2014 had he not resigned. Of these vested units, 29,283 units vested on March 31, 2013, 13,165 units were accelerated upon his termination and 8,333 units were payable 6 months after his termination. For his outstanding performance-based and market-based RSUs (1,829 units), payout is contingent on actual performance results for the performance period commencing January 1, 2013 and ending December 31, 2015.

Equity Compensation Plan Table

As of December 31, 2013

        The following table provides information as of December 31, 2013 with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans, plus certain non-stockholder approved plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(2)(3)
Equity compensation plans approved by security holders	292,598	$—	601,342
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	292,598	$—	601,342

(1)
This column represents the number of shares of our Common Stock that may be issued in connection with the 2011 Equity Incentive Plan. The shares subject to outstanding awards under that plan can be forfeited and, therefore, can again become available for issuance under the plan.

(2)
This column includes 601,342 shares of our Common Stock that are available for future awards under our 2011 Equity Incentive Plan.

(3)
This column includes 34,000 shares that have been reserved for newly-hired executives, but had not yet been approved by the Compensation Committee as of December 31, 2013.

Pension Benefits

        We do not sponsor or maintain any pension plans for our named executive officers.

Non-qualified Deferred Compensation

        We have not adopted any non-qualified deferred contribution plans or other deferred compensation plans.

ESTIMATED PAYMENTS UPON TERMINATION
OR RELATED TO A CHANGE IN CONTROL

        The table below reflects the amount of incremental compensation to which each named executive officer would have been entitled as a consequence of certain terminations or in connection with a change in control. The amounts shown in the table below assume that such termination or change in control was effective as of December 31, 2013 and that the price of our Common Stock upon which certain of the calculations are made was the closing price of $19.57 per share on the last trading day of 2013. Because the incremental amount of payments to be made depends on several factors, the actual amounts to be paid out upon termination of employment or a change in control can only be determined at the time of the event. None of the payments set forth below would be grossed-up for taxes. The estimated payments upon termination and change in control are as follows:

Event(1)	Luis M. Ramírez	Raymond Guba	Penny Sherrod- Campanizzi	Melanie Barth	Tracy D. Pagliara
Disability(2)
Annual Bonus	88,000	64,000	133,686	32,050	36,894
Disability Benefit	268,000	204,000	168,800	109,000	111,345
Accelerated Vesting of Restricted Stock Units	309,597	60,902	126,863	45,344	285,389

Total:	665,597	328,902	429,349	186,394	433,628

Death(3)
Annual Bonus	88,000	64,000	133,686	32,050	36,894
Accelerated Vesting of Restricted Stock Units	309,597	60,902	126,863	45,344	285,389

Total:	397,597	124,902	260,549	77,394	322,283

Termination Without Cause(4)
Salary	550,000	390,000	302,000	152,500	316,725
Annual Bonus	88,000	64,000	133,686	32,050	36,894
Benefit Continuation	990	—	—	—	—
Club Dues	—	—	—	—	—
Legal Fees	—	—	—	—	—
Consulting Fees	—	—	—	—	—
Accelerated Vesting of Restricted Stock Units	309,597	60,902	126,863	45,344	285,389

Total:	948,587	514,902	562,549	229,894	639,008

Termination for Good Reason(4)
Salary	550,000	390,000	302,000	152,500	316,725
Annual Bonus	88,000	64,000	133,686	32,050	36,894
Benefit Continuation	990	—	—	—	—
Club Dues	—	—	—	—	—
Accelerated Vesting of Restricted Stock Units	309,597	60,902	126,863	45,344	285,389

Total:	948,587	514,902	562,549	229,894	639,008

Change in Control
Accelerated Vesting of Restricted Stock Units	1,147,311	273,980	340,420	203,978	549,584

Total:	1,147,311	273,980	340,420	203,978	549,584

(1)
No named executive officer would have been entitled to any severance payments if we terminated him/her for cause or he/she terminated his/her employment with us without good reason on December 31, 2013.

(2)
If terminated due to disability on December 31, 2013:

•
Each named executive officer would have been entitled to receive a pro-rated annual incentive based on actual performance for the year of termination. The amount of the pro-rated annual incentive shown in the table assumes a December 31, 2013 termination and, therefore, is equal to 100 percent of the 2013 annual incentive that would have been payable had the executive remained employed through the annual incentive payment date in 2014.

•
For Messrs. Ramírez and Pagliara, equals 100% of their base salary for six months, which is comprised of the 60% salary continuation benefit provided under the Company-sponsored short-term disability insurance program and the 40% supplemental disability benefit provided under their employment agreements.

•
See below for the treatment of RSUs.

(3)
Upon termination of employment by reason of death on December 31, 2013, a named executive officer's personal representative would have been entitled to the same pro-rated annual incentive to which the named executive officer would have been entitled upon termination by reason of disability.

(4)
Upon termination of the executive by us without cause, or termination by the executive for good reason, in either case, on December 31, 2013:

•
Messrs. Ramírez, Pagliara and Guba and Ms. Sherrod-Campanizzi would have been entitled to receive (i) salary continuation for one year, and (ii) a pro-rated annual incentive based on actual performance for the year of termination.

•
Ms. Barth would have been entitled to receive (i) six months of base salary, and (ii) a pro-rated annual incentive based on actual performance for the year of termination.

•
See below for the treatment of RSUs.

The amounts shown in the table assume a December 31, 2013 termination and, therefore, include 100 percent of the annual incentive that would have been payable had the executive remained employed through the annual incentive payment date in 2014. The named executive officers generally are subject to restrictive covenants, such as confidentiality, non-solicitation and non-compete provisions.

(5)
Upon a change in control on December 31, 2013, all RSUs held by a named executive officer that had not previously vested would fully vest, with performance awards vesting at the target level.

        We have granted restricted stock unit and restricted share unit awards to our executive officers pursuant to our 2008 Management Incentive Plan and our 2011 Equity Incentive Plan. The termination provisions of the award agreements are described below.

  •
  Awards Granted in 2010 and 2011.  The restricted stock unit agreements for awards granted in 2010 and 2011 provide that upon termination by the Company without cause or by the executive for good reason, or upon a change in control, all unvested RSUs shall immediately vest, and upon the death or disability of the executive, he is entitled to pro-rated vesting of restricted stock units, with the legacy performance-based RSUs paid based on actual performance results. As the 2010 and 2011 legacy performance-based RSUs allocated to the 2013 performance period were forfeited, they are not included in the tables above for death and disability.

  •
  Awards Granted in 2012.  The RSU agreements for awards granted in 2012 provide that upon termination by the Company without cause, by the executive for good reason, or due to the executive's death or disability, each executive shall be entitled to pro-rated vesting of the awards that otherwise would have vested on March 31, 2014, with the legacy performance-based RSUs paid based on actual performance results. As the 2012 legacy performance-based RSUs allocated to the 2013 performance period were forfeited, they are not included in the tables above.

  •
  Awards Granted in 2013.  The RSU agreements for awards granted in 2013 provide that upon termination by the Company without cause, by the executive for good reason, or due to the executive's death or disability, each executive shall be entitled to pro-rated vesting, with the performance-based and market-based RSUs paid based on actual performance results. For purposes of the table above, we have assumed "target" performance levels for the performance-based and market-based RSUs.

        Definitions for Mr. Ramírez and Mr. Guba.    "Cause" means: (i) the continued failure to perform duties or disregard of the directives of the Board; (ii) willful material misrepresentation; (iii) commission of any act of fraud, misappropriation or embezzlement; (iv) conviction, guilty plea or plea of nolo contendere for any crime involving dishonesty or for any felony; (v) a material breach of fiduciary duties of loyalty or care or a material violation of the Company's Code of Business Conduct and Ethics or any other Company policy; (vi) the engaging in illegal conduct, gross misconduct, gross insubordination or gross negligence that is materially and demonstrably injurious to the Company's business or financial condition; or (vii) a material breach by Executive of his representations under the employment agreement or his restrictive covenants. "Good Reason" means (i) a material reduction in title, duties, responsibilities or reporting relationship; (ii) a material reduction in base salary (other than certain across-the-board reductions) or target annual incentive opportunity; or (iii) with respect to Mr. Ramírez only, failure to initially appoint him as a member of the Board or thereafter to nominate him for re-election as a member of the Board.

        Definitions for the Other Officers.    "Cause" generally means: (i) a material breach of confidentiality, noncompetition or nonsolicitation covenants; (ii) commission of a felony or any crime involving theft, dishonesty or moral turpitude; (iii) commission of one or more acts or omissions that are willful and deliberate acts intended to harm or injure our business, operations, financial condition or reputation; (iv) disregard of the directives of our Board of Directors; (v) drunkenness or use of drugs that interferes with the performance of duties under the employment agreement; or (vi) any attempt to secure any personal profit in connection with our business without prior written approval by unanimous consent of our Board of Directors. For purposes of Mr. Pagliara's employment agreement, "good reason" means (i) a material diminution of duties, responsibilities or authority, or (ii) a material breach of our obligations under the employment agreement, in each case subject to notice requirements and cure provisions. For the other named executive officers, "good reason" generally means: (i) a material reduction in the annual base salary, employee benefits or percentage participation in our short-term incentive plan; (ii) subject to limited exceptions, a material modification to our short-term incentive plan that materially and adversely affects the determination of the officer's bonus; (iii) a requirement to be based at any office or location more than 50 miles from their principal place of employment; or (iv) a removal of the officer from the position specified in his employment agreement by action of the Board of Directors without cause and without the officer's consent.

        Change in Control.    A "change in control" generally means any of the following: (i) the acquisition of 50% or more of the voting stock of the Company, other than an acquisition by certain related parties or an acquisition pursuant to a transaction the primary purpose of which is to effect an equity financing of the Company; (ii) turnover of a majority of the incumbent members of our Board of Directors (other than the election of certain new directors whose election or nomination was approved by a majority of the incumbent Board of Directors); (iii) a reorganization, merger or consolidation, unless our stockholders immediately prior to the transaction own more than 50% of the Common Stock of the resulting corporation as a result of their prior ownership of the Common Stock of the Company; (iv) a complete liquidation or dissolution of the Company; or (v) the sale or other disposition of all or substantially all of the Company's assets (other than a sale or disposition to a subsidiary).

  Severance for Messrs. Glover and Willis

        On September 20, 2013, Mr. Glover entered into a separation agreement with the Company, under which he resigned from all positions at the Company effective as of September 30, 2013. Under the terms of the separation agreement, Mr. Glover received (i) one year of base salary and his pro-rated target short-term incentive; (ii) the cost of medical, dental, life insurance, travel/accident insurance for 12 months, and country club dues for 3 months; (iii) the restricted share units granted to him in 2010, 2011 and 2012 vested in full and without pro-ration; and (iv) the restricted share units granted to him in 2013 vested on a pro-rata basis (with performance-based and market-based RSUs payable based on actual performance through the end of December 31, 2015). In addition, Mr. Glover entered into a consulting agreement with the Company through October 31, 2013 in exchange for a retainer of $25,000.

        On November 18, 2013, Mr. Willis entered into a separation agreement with the Company, under which he resigned from all positions at the Company effective as of November 18, 2013. Mr. Willis also received (i) one year of base salary and his pro-rated target short-term incentive; (ii) the cost of medical, dental, life insurance, travel/accident insurance for 12 months, and country club dues for 3 months; (iii) the restricted share units granted to him in 2010, 2011 and 2012 vested in full and without pro-ration; and (iv) the restricted share units granted to him in 2013 vested on a pro-rata basis (with performance-based and market-based RSUs payable based on actual performance through the end of December 31, 2015). In addition, Mr. Willis entered into a consulting agreement with the Company through December 31, 2013 in exchange for a monthly retainer of $12,784.

        The following table quantifies the severance benefits provided to Messrs. Willis and Glover in connection with their separation from the Company.

Description of Payment/Benefit	Mr. Willis	Mr. Glover
Severance payment—one year salary	$306,800	$320,000
Pro-rated 2013 short-term incentive	$199,420	$156,000
Cost of medical, dental, life, travel/accident insurance for 12 months, and country club dues for 3 months	$14,192	$14,303
Equity vesting(1)	$563,165	$450,222
Consulting fee	$17,898	$25,000

Total	$1,101,475	$965,525

(1)
The pro-rated performance-based and market-based RSUs are included assuming threshold performance through the end of December 31, 2015 and using a stock price as of December 31, 2013.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

        As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we included a stockholder vote on the frequency of future votes on named executive officer compensation in our 2011 proxy statement which was advisory and nonbinding. Our stockholders approved the frequency of future votes on the recommendation of our Board of Directors to hold future say-on-pay votes on an annual basis. The next stockholder vote on the frequency of future votes on named executive officer compensation will occur at our 2017 annual meeting of stockholders.

        As a result, our stockholders are entitled to vote at the Annual Meeting to approve the compensation of our named executive officers (commonly referred to as a "say on pay" vote), as disclosed in this proxy statement. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors.

        Since Global Power emerged from bankruptcy in January 2008, we have followed a compensation policy that has had the objectives of attracting and retaining talented individuals, motivating our executive team to achieve the Company's goals and objectives, and aligning the interests of our executives with those of our stockholders. As described in detail in "Executive Compensation—Compensation Discussion and Analysis," we have sought to reward our named executive officers through an executive compensation program including base compensation that is competitive within our industry, short-term incentives conditioned upon the achievement of specific annual earnings goals, and long-term incentives conditioned upon the achievement of specific long-term financial, strategic and corporate objectives. As a result of these programs, we have been able to retain highly capable individuals in key Company positions, and retain others whose work is critical to the continued growth and success of our business. At the same time, we believe our programs do not encourage excessive risk-taking by management. The Board of Directors believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

        For these reasons, the Board of Directors recommends that stockholders approve the compensation of the Company's executive officers as described in this proxy statement by approving the following advisory resolution:

  RESOLVED, that the stockholders of Global Power Equipment Group Inc. (the "Company") approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Company's 2014 proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of the 2014 proxy statement).

Required Vote

        The advisory vote regarding the compensation of the named executive officers described in this Proposal 3 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be counted as having been voted for purposes of this proposal.

        Because this vote is advisory, it will not be binding upon the Board of Directors. However, our Board values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when and as it deems appropriate when making determinations regarding executive compensation.

Recommendation of the Board of Directors

        The Board of Directors recommends a vote FOR the approval of the compensation of the Company's named executive officers.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Except as indicated otherwise, the following table sets forth certain information, as of March 6, 2014, regarding the beneficial ownership of our Common Stock by holders of greater than five percent of our Common Stock that have filed ownership reports with the SEC, each of our current directors, each of our named executive officers named in the Summary Compensation Table, and all of our directors and named executive officers as a group. Except as otherwise indicated, addresses are c/o Global Power Equipment Group Inc., 400 East Las Colinas Boulevard, Suite 400 Irving, Texas 75039.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares (#)		Percentage of Class (%)(1)
Greater than Five Percent Holders:
Royce & Associates, LLC(2)	1,883,905		11.0%
NSB Advisors LLC(3)	1,548,564		9.0%
Wellington Management Company, LLP(4)	1,133,170		6.6%
Zesiger Capital Group LLC(5)	1,020,451		6.0%
PPM America Private Equity Fund LP(6)	906,597		5.3%
Directors(7):
Carl Bartoli	23,054		*
Terence J. Cryan	23,054		*
Eugene I. Davis	24,054		*
Charles Macaluso	24,054		*
Michael E. Salvati	9,342		*
Frank E. Williams, Jr.(8)	33,322		*
Named Executive Officers:
Luis M. Ramírez	18,181	(9)	*
Raymond K. Guba	1,556	(10)	*
David L. Willis	138,768	(11)	*
Dean J. Glover	154,394	(12)	*
Kenneth W. Robuck	101,565		*
Tracy D. Pagliara	46,711	(13)	*
Penny Sherrod-Campanizzi	12,553	(14)	*
Melanie Barth	1,158	(15)	*
Directors and named executive officers as a group (14 persons)(16):	611,766	(17)	3.6%

*
Less than 1%.

(1)
As reported by such persons as of March 6, 2014 and including, in the case of our named executive officers, restricted share units which are treated for purposes of this table on an as-converted basis. Percentages are based on 17,063,000 shares of our Common Stock issued and outstanding, except as indicated otherwise and except where the person has the right to acquire shares within 60 days of the record date, which increases the number of shares beneficially owned by such person and the number of shares outstanding for determining that person's percentage of ownership. We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder. We have omitted percentages of less than 1% from the table.

(2)
The shares listed were reported on Schedule 13G/A, filed with the SEC on January 9, 2014. Royce & Associates, LLC ("Royce") has sole voting and dispositive power. The mailing address of Royce is 745 Fifth Avenue, New York, NY 10151.

(3)
The shares listed were reported on Schedule 13G/A, filed with the SEC on February 13, 2013, with respect to holdings as of December 31, 2012. NSB Advisors LLC ("NSB") has sole dispositive power of the shares. The mailing address of NSB is 200 Westage Business Center Drive, Suite 228, Fishkill, NY 12524.

(4)
The shares listed were reported on Schedule 13G filed with the SEC on February 14, 2014. Wellington Management Company, LLP ("Wellington") may be deemed to be the beneficial owner of the securities, which are owned of record by clients of Wellington. The mailing address of Wellington is 280 Congress Street, Boston MA 02210.

(5)
The shares listed were reported on Schedule 13G/A filed with the SEC on February 10, 2014. Zesiger Capital Group LLC ("Zesiger") disclaims beneficial ownership of all of the securities as such securities are held in discretionary accounts which Zesiger manages. The mailing address of Zesiger is 460 Park Avenue, 22nd Floor, New York, NY 10022.

(6)
The shares listed were reported on Schedule 13G/A, filed with the SEC on February 3, 2014. The shares are owned directly by PPM America Private Equity Fund LP (the "Fund"), which has shared investment and dispositive power. The shares may be deemed to be owned directly by PPM America Capital Partners, LLC ("PPM CP"), the general partner of the Fund. The mailing address of the Fund and PPM CP is 225 West Wacker Drive, Suite 1200 Chicago, IL 60606.

(7)
No director has a right to obtain beneficial ownership of additional shares within 60 days of March 6, 2014.

(8)
The 33,322 shares held by Mr. Williams include 10,670 shares held by Williams Family L.P. and with regard to which Mr. Williams has sole voting and shared investment power. All of the shares beneficially owned by Mr. Williams are held in a margin account and either are or could be pledged as security for certain margin account transactions.

(9)
Includes 12,097 shares underlying restricted stock units which may be acquired upon vesting within 60 days of March 6, 2014.

(10)
Represents shares underlying restricted stock units which may be acquired upon vesting within 60 days of March 6, 2014.

(11)
Includes 13,888 shares subject to restriction under Internal Revenue Code Section 409A which vest within 60 days of March 6, 2014.

(12)
Includes 8,333 shares subject to restriction under Internal Revenue Code Section 409A which vest within 60 days of March 6, 2014.

(13)
Includes 13,583 shares underlying restricted stock units which may be acquired upon vesting within 60 days of March 6, 2014.

(14)
Includes 5,871 shares underlying restricted stock units which may be acquired upon vesting within 60 days of March 6, 2014.

(15)
Represents shares underlying restricted stock units which may be acquired upon vesting within 60 days of March 6, 2014.

(16)
Represents beneficial ownership of our Common Stock held by our directors and named executive officers as a group as of March 6, 2014.

(17)
Includes 34,265 shares underlying restricted stock units which may be acquired upon vesting within 60 days of March 6, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers, directors and persons who own beneficially more than 10% percent of the Company's outstanding Common Stock, file reports of ownership and changes in ownership and furnish the Company with copies of all Section 16(a) reports so filed. Based solely on a review of these reports filed with the SEC and certain written representations furnished to the Company, the Company believes that its executive officers and directors complied with all applicable Section 16(a) filing requirements during 2013.

AUDIT COMMITTEE REPORT

        The Audit Committee operates under a written charter that the Board of Directors has adopted. The Audit Committee reviews the charter. The charter is available under the heading "Corporate Governance" in the Investor Relations section our website at http://www.globalpower.com/.

        The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of our Company. The Audit Committee's purpose is to assist the Board of Directors in fulfilling its responsibilities by overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements and the effectiveness of internal control over financial reporting, the independence, qualifications and performance of the independent registered public accounting firm engaged as our independent auditor, and the performance of our internal auditors.

        The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control. Our independent registered public accounting firm, BDO USA, LLP, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting as of December 31, 2013.

        During 2013, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. The Audit Committee held four (4) meetings in 2013. Specifically, the Committee, among other actions:

  •
  reviewed and discussed our audited consolidated financial statements of our Company for the years ended December 31, 2012 and 2013 (which we refer to as the "Financial Statements"), the effectiveness of our internal control over financial reporting as well as interim reporting periods ended March 31, 2013, June 30, 2013 and September 30, 2013 with management and BDO USA, LLP;

  •
  discussed with management and BDO USA, LLP all the matters required by Auditing Standards No. 16, which include among other items, matters related to the conduct of the audit of the consolidated financial statements; and

  •
  received from BDO USA, LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence (which relates to the auditor's independence from our Company and its related entities), and has discussed BDO USA, LLP's independence.

        The Audit Committee has relied on management's representation that the Financial Statements have been prepared in conformity with generally accepted accounting principles and on the opinion of BDO USA, LLP included in their report on the Financial Statements. Based upon the aforementioned review, discussions and representations of BDO USA, LLP, and the unqualified audit opinion presented by BDO USA, LLP on the Financial Statements and effectiveness of internal control over financial reporting, the Audit Committee recommended to the Board of Directors that the Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Submitted by the following members of the Audit Committee:
Michael E. Salvati (Chair) Charles Macaluso Frank E. Williams, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

        The Board of Directors has adopted a formal written policy governing the review and approval of related person transactions, which is posted under the heading "Corporate Governance" of the Investor Relations section of our website at http://www.globalpower.com/. For purposes of this policy, consistent with the Nasdaq rules, the terms "related person" and "transaction" are as defined in Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended. The policy provides that each director, director nominee and executive officer shall promptly notify the Corporate Secretary of any transaction involving the Company and a related person. Such transaction will be presented to and reviewed by the Audit Committee for approval, ratification or such other action as may be appropriate. On an annual basis, the Audit Committee reviews any previously approved related party transaction that is continuing, as well as any related party transaction disclosed in response to our annual directors' and officers' questionnaire. The policy itself is annually reviewed and was last reviewed in March 2014.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee during 2013 were Messrs. Cryan, Bartoli, Williams and Davis. None of Messrs. Cryan, Bartoli, Williams, or Davis was at any time an officer or employee of the Company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

OTHER INFORMATION

Annual Report

        The Company will mail without charge, upon written request from any stockholder, a copy of our Annual Report on Form 10-K for the year ended December 31, 2013, including the financial statements, schedules and list of exhibits. Requests should be sent to Global Power Equipment Group Inc., 400 East Las Colinas Boulevard, Suite 400, Irving, Texas 75039, Attn: Investor Relations.

Delivery of Documents to Stockholders Sharing an Address

        A number of brokers with account holders who are stockholders of the Company will be "householding" our proxy materials, including the Notice of Internet Availability of Proxy Materials. A single set of the proxy materials, including the Notice of Internet Availability of Proxy Materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive separate proxy materials, please notify your broker, direct a written request to Global Power Equipment Group Inc., 400 East Las Colinas Boulevard, Suite 400, Irving, Texas 75039, Attn: Secretary, or contact our Corporate Secretary by telephone at 1-214-574-2709 or by email at corporatesecretary@globalpower.com. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request "householding" of their communications should contact their broker.

Stockholder Proposals For 2015 Annual Meeting

        In order to be included in the Company's proxy materials for the 2015 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at 400 East Las Colinas Boulevard, Suite 400, Irving, Texas 75039 by no later than November 20, 2014, provided that the 2015 annual meeting date is not advanced or delayed by more than 30 days, and otherwise comply with all requirements of the SEC for stockholder proposals.

        In addition, the Company's bylaws provide that any stockholder who desires to nominate a person for election as a director or bring a proposal before an annual meeting must give timely written notice of such nomination or proposal to the Company's Secretary. To be timely, the notice must be delivered to the above address not less than 90 nor more than 120 calendar days prior to the anniversary of the preceding year's annual meeting. If the annual meeting date is advanced more than 30 days, or delayed by more than 30 days from the anniversary date of the preceding year's annual meeting, notice by the stockholder, to be timely, must be so delivered not later than the close of business on the 90th day prior to the annual meeting and the 10th day following the day on which notice of the date of such annual meeting is first given to the stockholders, and not earlier than the 120th day prior to such annual meeting. For our annual meeting to be held in 2015, a notice recommending a director candidate must be received no earlier than January 1, 2015 and no later than January 31, 2015, provided that the 2015 annual meeting date is not advanced or delayed by more than 30 days.

        Any such stockholder's notice shall set forth:

  •
  as to each person whom the stockholder proposed to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-8 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

  •
  as to any other proposal, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

  •
  as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

  •
  the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, and

  •
  the class and number of shares of the Company's Common Stock that are owned beneficially and of record by such stockholder and such beneficial owner.

A copy of the Company's bylaws is available upon request from the Company's Secretary and is available under the heading "Corporate Governance" of the Investor Relations section of our website at http://www.globalpower.com/.

 OTHER MATTERS

        The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

THE BOARD OF DIRECTORS

Irving, Texas
March 20, 2014

        Whether or not you plan to attend the Annual Meeting, please vote via the Internet by following the instructions on the Notice or, if you received printed copies of the proxy materials, by telephone by following the instructions on the enclosed proxy card or by completing, signing, dating and promptly returning the enclosed proxy card. You may revoke your vote by the Internet or telephone or your proxy at any time prior to the Annual Meeting. If you are the record holder of the shares and attend the Annual Meeting, you may change your proxy vote automatically by voting in person at the meeting.

        Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the Annual Meeting.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fi duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized offi cer. GLOBAL POWER EQUIPMENT GROUP INC. M69405-P48616 GLOBAL POWER EQUIPMENT GROUP INC. 400 E. LAS COLINAS BLVD, STE #400 IRVING, TX 75039-5579 ATTN: CORPORATE SECRETARY 2. To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting fi rm for 2014; 3. To consider an advisory vote on the compensation of our named executive offi cers; and 4. To transact such other business as may properly come before the meeting or any adjournment thereof. ! ! ! 01) Luis Manuel Ramírez 02) Charles Macaluso 03) Carl Bartoli 04) Terence J. Cryan 05) Michael E. Salvati 06) Frank E. Williams, Jr. 1. Election of Directors VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR all nominees and FOR proposals 2, 3 and 4. ! ! ! ! ! ! For All Withhold All For All Except For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ! ! !

GLOBAL POWER EQUIPMENT GROUP INC. Annual Meeting of Stockholders May 1, 2014 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Tracy D. Pagliara and Stuart Welburn, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GLOBAL POWER EQUIPMENT GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 9:00 AM, CDT on May 1, 2014, at 400 East Las Colinas Boulevard, Irving, TX 75039, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice & Proxy Statement are available at www.proxyvote.com. Continued and to be signed on reverse side M69406-P48616